Exhibit (a)(26)

HUDBAY MINERALS INC.

and
AUGUSTA RESOURCE CORPORATION

SUPPORT AGREEMENT

June 23, 2014

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		- 1 -
1.1	Definitions	- 1 -
1.2	Singular, Plural, etc.	- 13 -
1.3	Deemed Currency	- 13 -
1.4	Headings, etc.	- 14 -
1.5	Date for any Action	- 14 -
1.6	Calculation of Time	- 14 -
1.7	Accounting Matters	- 14 -
1.8	Certain Expressions	- 14 -
1.9	Governing Law	- 14 -
1.10	Statutory References	- 14 -
1.11	Ordinary Course	- 15 -
1.12	Knowledge	- 15 -
1.13	Incorporation of Schedules	- 15 -

ARTICLE 2 THE OFFER		- 15 -
2.1	The Offer	- 15 -
2.2	Conditions to Amending of the Offer	- 17 -
2.3	Directors’ Circular, Fairness Opinions and Press Release	- 19 -
2.4	Information	- 20 -
2.5	Shareholder Rights Plan	- 20 -
2.6	Outstanding Options, RSUs, Restricted Shares	- 20 -
2.7	Section 85 Election	- 21 -
2.8	Directors	- 22 -

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE OFFEROR		- 22 -
3.1	Organization and Qualification	- 23 -
3.2	Capitalization	- 23 -
3.3	Ownership of Subsidiaries	- 24 -
3.4	Authority Relative to this Agreement	- 24 -
3.5	No Violations	- 25 -
3.6	Compliance with Laws	- 25 -
3.7	Reporting Status and Securities Law Matters	- 25 -
3.8	Reports	- 26 -
3.9	Offeror Financial Statements	- 26 -
3.10	Books and Records	- 27 -
3.11	Disclosure Controls	- 27 -
3.12	Internal Control	- 27 -
3.13	Whistleblower Reporting	- 28 -
3.14	Absence of Certain Changes	- 28 -
3.15	Litigation	- 28 -
3.16	Taxes	- 28 -
3.17	Intellectual Property	- 29 -
3.18	Personal Property	- 29 -
3.19	Interest in Mineral Rights	- 29 -
3.20	Mineral Resources	- 31 -

3.21	No Expropriation	- 31 -
3.22	Permits	- 31 -
3.23	Employment Matters	- 31 -
3.24	Related Party Transactions	- 32 -
3.25	Environment	- 32 -
3.26	Restrictive Covenants	- 33 -
3.27	Augusta Share Ownership	- 33 -
3.28	Investment Canada Act	- 33 -
3.29	Certain U.S. Securities Matters	- 33 -
3.30	Survival of Representations and Warranties	- 33 -

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF AUGUSTA		- 34 -
4.1	Board Approval	- 34 -
4.2	Organization and Qualification	- 34 -
4.3	Capitalization	- 34 -
4.4	Ownership of Subsidiaries	- 35 -
4.5	Authority Relative to this Agreement	- 36 -
4.6	No Violations	- 36 -
4.7	Compliance with Laws	- 37 -
4.8	Reporting Status and Securities Laws Matters	- 37 -
4.9	Reports	- 38 -
4.10	Augusta Financial Statements	- 38 -
4.11	Books and Records	- 38 -
4.12	Disclosure Controls	- 39 -
4.13	Internal Control	- 39 -
4.14	Whistleblower Reporting	- 39 -
4.15	Absence of Certain Changes	- 40 -
4.16	No Undisclosed Liabilities	- 40 -
4.17	Litigation	- 41 -
4.18	Taxes	- 41 -
4.19	Flow Through Obligations	- 42 -
4.20	Intellectual Property	- 42 -
4.21	Personal Property	- 42 -
4.22	Contracts	- 42 -
4.23	Leased Property	- 43 -
4.24	Interest in Mineral Rights	- 43 -
4.25	Mineral Resources	- 45 -
4.26	No Expropriation	- 45 -
4.27	Permits	- 45 -
4.28	Employment Matters	- 45 -
4.29	Insurance	- 47 -
4.30	Related Party Transactions	- 48 -
4.31	Environment	- 48 -
4.32	Restrictive Covenants	- 49 -
4.33	Brokers	- 49 -
4.34	Certain U.S. Securities Laws Matters	- 49 -
4.35	Survival of Representations and Warranties	- 50 -

ii

ARTICLE 5 CONDUCT OF BUSINESS		- 50 -
5.1	Conduct of Business by Augusta	- 50 -
5.2	Conduct of Business by the Offeror	- 54 -

ARTICLE 6 COVENANTS OF AUGUSTA		- 55 -
6.1	Non-Solicitation	- 55 -
6.2	Right to Match	- 57 -
6.3	Termination Payment and Expense Reimbursement	- 58 -
6.4	Liquidated Damages and Injunctive Relief	- 60 -
6.5	Consents	- 60 -
6.6	Cooperation	- 60 -
6.7	Transition Services	- 60 -

ARTICLE 7 MUTUAL COVENANTS		- 61 -
7.1	Notice Provisions	- 61 -
7.2	Additional Agreements and Filings	- 61 -
7.3	Competition Act	- 62 -
7.4	Preparation of Filings	- 62 -
7.5	Consultation and Access to Information	- 64 -
7.6	Public Statements	- 64 -

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		- 64 -
8.1	Termination	- 64 -
8.2	Effect of Termination	- 67 -
8.3	Amendment	- 67 -
8.4	Waiver	- 67 -

ARTICLE 9 GENERAL PROVISIONS		- 68 -
9.1	Officers’ and Directors’ Insurance	- 68 -
9.2	Notices	- 69 -

ARTICLE 10 MISCELLANEOUS		- 70 -
10.1	Agreement Matters	- 70 -
10.2	Binding Effect and Assignment	- 71 -
10.3	Further Assurances	- 71 -
10.4	Expenses	- 71 -
10.5	Severability	- 71 -
10.6	Waiver	- 71 -
10.7	Third Party Beneficiaries	- 71 -
10.8	No Personal Liability	- 72 -
10.9	Counterpart Execution	- 72 -

iii

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT dated as of June 23, 2014,

B E T W E E N:

HUDBAY MINERALS INC., a corporation existing under the laws of Canada (the “Offeror”)

- and -

AUGUSTA RESOURCE CORPORATION, a corporation existing under the laws of Canada (“Augusta”)

WHEREAS the Offeror made an offer dated February 10, 2014 (as subsequently amended and extended prior to the date of this Agreement, the “Original Offer”) to purchase all of the issued and outstanding Augusta Shares (as defined herein) (other than Augusta Shares owned directly or indirectly by the Offeror and its affiliates (as defined herein)) and any Augusta Shares that may become issued and outstanding after February 10, 2014 but before the Expiry Time (as defined herein) upon the conversion, exchange or exercise of any Convertible Securities (as defined herein) together with the associated rights issued under the Shareholder Rights Plan (as defined herein), for consideration per Augusta Share of 0.315 of a Hudbay Share (as defined herein);

AND WHEREAS the Offeror, subject to the entering into of this Agreement and the Lock-up Agreements (as defined herein), is prepared to vary the Original Offer by, among other things, increasing the consideration under the Offer to include, in addition to 0.315 of a Hudbay Share, 0.17 of a Hudbay Warrant (as defined herein), and extending the Expiry Time as provided for herein;

AND WHEREAS the board of directors of Augusta (the “Augusta Board of Directors”) has determined, after consultation with its financial and legal advisors, (i) that the consideration to be offered for Augusta Shares pursuant to the Offer (as defined herein) is fair, from a financial point of view, to all Augusta Shareholders (as defined herein) (other than the Offeror and its affiliates), and (ii) that it would be in the best interests of Augusta to support and facilitate the Offer and enter into this Agreement and to recommend that Augusta Shareholders tender their Augusta Shares to the Offer, all on the terms and subject to the conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party (as defined herein), the Parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the meanings set forth below.

“Acquisition Proposal” means any inquiry, proposal or offer (written or oral) relating to any of the following (i) any merger, consolidation, amalgamation, take-over bid, tender offer, exchange offer, share exchange, arrangement, reorganization, recapitalization or other business combination, liquidation, dissolution or winding-up, directly or indirectly, involving Augusta or any of its subsidiaries whose assets, taken together, represent 20% or more of the assets of Augusta and its subsidiaries, taken as a whole,(ii) any sale, direct or indirect, whether in a single transaction or a series of transactions, of assets representing 20% or more of the assets of Augusta and its subsidiaries, taken as a whole (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the assets of Augusta and its subsidiaries, taken as a whole in a single transaction or a series of related transactions), (iii) any issuance, sale or acquisition, direct or indirect, whether in a single transaction or a series of transactions, of beneficial ownership of securities of Augusta or any of its subsidiaries, or rights or interests therein or thereto, representing in the aggregate 20% or more of the voting or equity securities of Augusta (in terms of number of shares or voting power) or any of its subsidiaries representing in the aggregate 20% or more of the assets of Augusta and its subsidiaries, taken as a whole, (iv) any transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Contemplated Transactions, or (v) any inquiry, proposal or offer to, or public announcement of an intention to, do any of the foregoing, in each case excluding the Contemplated Transactions contemplated by this Agreement;

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement;

“affiliate” has the meaning given to that term in National Instrumental 45-106 – Prospectus and Registration Exemptions;

“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this Agreement, including the Schedules hereto, as the same may be amended or supplemented from time to time;

“Augusta Board of Directors” has the meaning set forth in the recitals to this Agreement;

“Augusta Employees” means all employees of Augusta and its subsidiaries;

“Augusta Mineral Rights” has the meaning set forth in Section 4.24;

“Augusta Organizational Documents” means the articles of incorporation, continuance or amalgamation, memorandum of association and, if applicable, by-laws or articles of association (or the equivalent formation or organizational documents), together with all amendments thereto, of Augusta and each of its subsidiaries;

“Augusta Public Disclosure Record” means all prospectuses, circulars, reports, schedules, forms and other filings (including any exhibits and documents incorporated by reference and any amendments thereto) filed by Augusta between June 30, 2010 and the date hereof on SEDAR under the name of Augusta and not marked private;

“Augusta Plans” has the meaning specified in Section 4.28;

“Augusta RSU/RS Plan” means Augusta’s restricted share unit and restricted share plan originally dated June 11, 2009 and most recently approved June 12, 2012, as amended;

“Augusta Securityholders” means the Augusta Shareholders, and the other beneficial and registered holders of any Convertible Securities;

“Augusta Shareholder” means a holder of an Augusta Share;

“Augusta Share Option” means outstanding stock options to acquire Augusta Shares pursuant to the Augusta Stock Option Plan;

“Augusta Shares” means the issued and outstanding common shares of Augusta, including all common shares of Augusta issued on the exercise, exchange or conversion of any Convertible Securities prior to the Expiry Time, and “Augusta Share” means any one common share of Augusta;

“Augusta Stock Option Plan” means Augusta’s stock option plan, originally dated May 3, 2004, and most recently approved June 12, 2012, as amended;

“business day” means any day, other than a Saturday, Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated by Law to close;

“Canadian Resident” means a beneficial holder of Common Shares that is (i) a resident of Canada for the purposes of the Tax Act and not exempt from tax under Part I of the Tax Act, or (ii) a partnership, any member of which is a resident of Canada for the purposes of the Tax Act (other than a partnership, all members of which that are residents of Canada are exempt from tax under Part I of the Tax Act);

“CBCA” means the Canada Business Corporations Act;

“Change of Control” of a person (the “Subject Person”) means the consummation of any transaction, including any consolidation, arrangement, amalgamation or merger or any issue, transfer or acquisition of voting shares, the result of which is that any other person or group of other persons acting jointly or in concert for purposes of such transaction: (a) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Subject Person; or (b) acquires control of the Subject Person;

“Circular” means the take-over bid circular in respect of the Original Offer of the Offeror dated February 10, 2014, as amended prior to the date of this Agreement.

“Code” means the United States Internal Revenue Code of 1986;

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition;

“Competition Act” means the Competition Act (Canada);

“Competition Act Approval” means:

(i)	the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to the Effective Time; or

(ii)
the Offeror and the Augusta have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or

(iii)	the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act;

and, in the case of (ii) or (iii), the Offeror has been advised in writing by the Commissioner of Competition that, in effect, such person does not intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement (“no-action letter”), and any terms and conditions attached to any such advice are acceptable to the Offeror, acting reasonably, and such advice has not been rescinded or amended prior to the Effective Time;

“Competition Tribunal” means the Competition Tribunal established under the Competition Tribunal Act (Canada);

“Compulsory Acquisition” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer – Compulsory Acquisition”;

“Confidentiality Agreement” means the letter agreement regarding confidential information dated June 2, 2014, between Augusta and the Offeror;

“Contemplated Transactions” means the varying of the Original Offer and the consummation of the transactions contemplated herein, including the Offer, the take-up of Augusta Shares under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

“Contract” means any written or oral agreement, indenture, contract, understanding, arrangement, commitment, lease, sublease, deed of trust, licence, option, or other legally enforceable obligation of or in favour of the applicable party and any amendment thereto;

“Convertible Securities” means any securities of Augusta exercisable or exchangeable for, convertible into or otherwise conferring a right to acquire, any Augusta Shares, including, any option, warrant or convertible debenture;

“Directors’ Circular” has the meaning set forth in Section 2.2(a)(vi);

“Augusta Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by Augusta to the Offeror in connection with the execution of this Agreement;

“EDGAR” means the Electronic Data-Gathering, Analysis, and Retrieval System;

“Effective Time” means the time that the Offeror shall have first taken up, acquired ownership of and paid for Augusta Shares pursuant to the Offer;

“Employee Plans” means all the employee benefit, fringe benefit, deferred benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, severance, change of control, pension, retirement, stock option, stock purchase, stock appreciation, insurance, health, welfare, medical (including out of country), dental, disability, life insurance, vacation or vacation pay programmes, arrangements, practices or similar plans for the benefit of or relating to any of the current or former directors, officers or employees or consultants of Augusta or any of its subsidiaries maintained, sponsored, funded or otherwise contributed to or required to be contributed to, by Augusta or any of its subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered;

“Environment” means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource and all sewer systems;

“Environmental Laws” means all applicable Laws (including in the United States, the Comprehensive Environmental Response Compensation and Liability Act and the National Environmental Policy Act) relating to occupational or public health and safety, noise control, pollution or the protection of the Environment or to the generation, production, installation, use, labelling, handling, storage, treatment, transportation, recycling, destruction, reclamation, rehabilitation, remediation, Release or threatened Release of Hazardous Substances;

“ERISA” means the United States Employee Retirement Income Security Act of 1974;

“Expiry Date” means the date on which the Expiry Time occurs;

“Expiry Time” has the meaning set forth in Section 2.1(a);

“Fairness Opinions” means the opinions of the Financial Advisors to the Augusta Board of Directors to the effect that, as of the date of such opinions, the consideration to be offered for Augusta Shares under the Offer is fair, from a financial point of view, to the Augusta Shareholders (other than the Offeror and its affiliates);

“Financial Advisors” means Scotia Capital Inc. and TD Securities Inc.;

“Financial Statements” means (i) the audited consolidated financial statements of Augusta for the fiscal years ended December 31, 2013 and 2012 including the notes thereto and auditor’s report thereon; and (ii) the unaudited interim financial statements of Augusta for the three months ended March 31, 2014 including any notes thereto;

“Form F-10” means the Registration Statement on Form F-10, as amended, of the Offeror registering the Hudbay Shares in connection with the Original Offer, as it will be amended or restated in a refiling, in connection with this Agreement and the Offer;

“GAAP” means, with respect to any entity, generally accepted accounting principles in Canada, applicable to such entity at the relevant time, in effect from time to time, as published in the Handbook of the Canadian Institute of Charted Accountants, consistently applied, or International Financial Reporting Standards, as applicable, consistently applied;

“Governmental Authority” means any (i) multinational, federal, territorial, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau or agency, domestic or foreign, (ii) any stock exchange or over-the-counter marketplace, (iii) any subdivision or authority of any of the foregoing or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including tailings, petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or occupational or public health and safety;

“Hudbay Shares” means the common shares of the Offeror;

“Hudbay Warrants” means the securities to be issued on the terms set out in Schedule A;

“Intellectual Property” means any inventions, patent applications, patents, trade-marks (both registered and unregistered) and applications for trademark registrations, trade names, copyrights (both registered and unregistered), trade secrets, databases and all other and proprietary information or technology;

“Latest Mailing Time” has the meaning set forth in Section 2.1(b);

“Laws” means any and all (i) laws (including common law), constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws, and principles of law and equity, (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, rulings or awards of any Governmental Authority, and (iii) policies, guidelines and protocols of any Governmental Authority, and the term “applicable” with respect to such Laws (including Environmental Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Legal Actions” has the meaning set forth in Section 3.15;

“Liens” means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, Liens and adverse rights or claims, other third party interest or Lien of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing  but excluding (i) security interests, liens, charges or other Liens or imperfections in title arising in the ordinary course of business or by operation of law, security interests, liens, charges or other Liens arising under sales contracts with title retention provisions or equipment leases with third parties entered into in the ordinary course of business and (ii) security interests, liens, charges or other Liens for Taxes or charges from a Governmental Authority which are not due and payable or which thereafter may be paid without penalty;

“Lock-up Agreements” means, the lock-up agreements dated as of the date hereof between the Offeror and the directors and senior officers of Augusta and Augusta Shareholders listed in Schedule B hereto;

“Material Adverse Change” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), prospects, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, or results of operations or prospects of Augusta and its subsidiaries, taken as a whole, other than any condition, event, circumstance, change, effect, development, occurrence or state of facts resulting from (i) the announcement of the execution of this Agreement or the transactions contemplated herein or the performance of any obligation of Augusta required to be performed by Augusta hereunder, (ii) changes in general economic or political conditions or securities, credit, financial, banking, commodity or currency markets in general, including in Canada or the United States, (iii) changes generally affecting the mining industry or the copper mining industry, (iv) any changes in the price of copper, (v) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism, (vi) any change in applicable Law or GAAP, or (vii) any decrease in the trading price or any decline in the trading volume of Augusta Shares (it being understood that the causes underlying such change in trading price or trading volume (other than those in clauses (i) to (vi) above) may be taken into account in determining whether a Material Adverse Change has occurred); unless such condition, event, circumstance, change, effect, development, occurrence or state of facts referred to in clauses (ii), (iii), (iv), (v) or (vi) primarily relates to (or has the effect of primarily relating to) Augusta and its subsidiaries, taken as a whole, or has a materially disproportionate and adverse effect on Augusta and its subsidiaries, taken as a whole, compared to other persons of similar size operating in the industry in which Augusta and its subsidiaries, taken as a whole, operate;

“Material Contract” means:

(A)	any Contract that is in effect and was not entered into in the ordinary course of business of Augusta or any of its subsidiaries;

(B)	any lease of real property by Augusta or any of its subsidiaries, as tenant, with third parties providing for annual rentals of $500,000 or more;

(C)
any Contract  (including one of indemnification, guarantee or other like commitment or obligation to any person other than Augusta or a wholly-owned subsidiary of Augusta) under which Augusta or any of its subsidiaries is obliged to make payments on an annual basis in excess of $500,000 in the aggregate;

(D)
any partnership, limited liability company agreement, shareholder agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any person, partnership or joint venture that is not a wholly-owned subsidiary of Augusta (other than any such agreement or arrangement relating to the operation or business of a property in the ordinary course and which is not material with respect to such property) where Augusta’s obligations with respect to any such partnership or joint venture exceed $5,000,000 individually;

(E)
any Contract (other than with or among wholly-owned subsidiaries) under which indebtedness for borrowed money in excess of $5,000,000 is outstanding or may be incurred or pursuant to which any property or asset of Augusta or any of its subsidiaries is mortgaged, pledged or otherwise subject to an Lien, or any Contract restricting the incurrence of Indebtedness for borrowed money by Augusta or any wholly-owned subsidiary or the incurrence of Lien on securities of wholly-owned subsidiaries or restricting the payment of dividends;

(F)	Contracts entered into by Augusta or any of its subsidiaries relating to any outstanding commitment for capital expenditures in excess of $5,000,000 in the aggregate;

(G)	Contracts containing any rights on the part of any party, including joint venture partners or entities, to acquire Mineral Rights or other property rights from Augusta or any of its subsidiaries;

(H)	Contracts containing any rights on the part of Augusta or any of its subsidiaries to acquire Mineral Rights or other property rights from any person (including any subsidiary of Augusta);

(I)
any Contract that purports to limit the right of Augusta or any of its subsidiaries or affiliates to, in any material respect (i) engage in any line of business, or (ii) compete with any person or operate in any location;

(J)
any Contract entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by amalgamation, merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration in excess of $5,000,000, in each case other than in the ordinary course of business;

(K)	any standstill or similar Contract currently restricting the ability of Augusta or any of its subsidiaries to offer to purchase or purchase the assets or equity securities of another person;

(L)	any agreement to license material Intellectual Property to or from the business; and

(M)	any Contract under which Augusta or any of its subsidiaries is obliged to make a payment, or pursuant to which the term may be accelerated or terminated, if there is a Change of Control;

“Mineral Rights” has the meaning set forth in Section 4.24;

“NI 43-101” means National Instrument 43-101- Standards of Disclosure for Mineral Projects;

“Note Purchase Agreement” means the note purchase agreement dated August 14, 2013 by and among Augusta, Richard W. Warke and Kestrel Holdings Ltd., pursuant to which Augusta issued the Notes;

“Notes” means the unsecured convertible notes issued by Augusta from time to time pursuant to the Note Purchase Agreement;

“Notice of Variation and Extension” means the Notice of Variation and Extension to be mailed to Augusta Shareholders in accordance with this Agreement, amending the Original Offer;

“NYSE” means New York Stock Exchange;

“Offer” means the Original Offer, as amended in accordance with this Agreement, and as may be further amended from time to time;

“Offer Price” means, in respect of each Augusta Share, 0.315 of a Hudbay Share and 0.17 of a Hudbay Warrant;

“Offeror Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Offeror to Augusta in connection with the execution of this Agreement;

“Offeror Financial Statements” means (i) the audited consolidated financial statements of the Offeror for the fiscal years ended December 31, 2013 and 2012 including the notes thereto and auditor’s report thereon; and (ii) the unaudited interim financial statements of the Offeror for the three months ended March 31, 2014 including any notes thereto;

“Offeror Material Adverse Change” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), prospects, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, or results of operations or prospects of the Offeror and its subsidiaries, taken as a whole other than any condition, event, circumstance, change, effect, development, occurrence or state of facts resulting from (i) the announcement of the execution of this Agreement or the transactions contemplated herein or the performance of any obligation of the Offeror required to be performed by the Offeror hereunder, (ii) changes in general economic or political conditions or securities, credit, financial, banking, commodity or currency markets in general, including in Canada or the United States, (iii) changes generally affecting the mining industry, (iv) any changes in the price of base and precious metals, (v) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism, (vi) any change in applicable Law or GAAP, or (vii) any decrease in the trading price or any decline in the trading volume of Hudbay Shares (it being understood that the causes underlying such change in trading price or trading volume (other than those in clauses (i) to (vi) above) may be taken into account in determining whether an Offeror Material Adverse Change has occurred); unless such condition, event, circumstance, change, effect, development, occurrence or state of facts referred to in clauses (ii), (iii), (iv), (v) or (vi) primarily relates to (or has the effect of primarily relating to) the Offeror and its subsidiaries, taken as a whole, or has a materially disproportionate and adverse effect on the Offeror and its subsidiaries, taken as a whole, compared to other persons of similar size operating in the industry in which the Offeror and its subsidiaries, taken as a whole, operate;

“Offeror Mineral Rights” has the meaning set forth in Section 3.17;

“Offeror Plans” has the meaning set forth in Section 3.23;

“Offeror Public Disclosure Record” means all prospectuses, circulars, reports, schedules, forms and other filings (including any exhibits and documents incorporated by reference and any amendments thereto) filed by the Offeror between June 30, 2010 and the date hereof on SEDAR or EDGAR under the name of the Offeror and not marked private;

“Officer Obligations” means any obligations or liabilities of Augusta or any of its subsidiaries to pay any amount to its employees, officers and/or directors and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of Augusta or any of its subsidiaries to employees, officers and/or directors for severance or termination payments in connection with a Change of Control of Augusta pursuant to any employment agreements or otherwise in existence on the date hereof that have been disclosed in writing (both as to its amount and the circumstances of its payment) by Augusta to the Offeror in the Augusta Disclosure Letter;

“Outside Date” means the date which is 60 days after the date of the Notice of Variation and Extension; provided, however, that if the Offeror’s take up and payment for Augusta Shares deposited under the Offer is delayed by (a) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (b) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Augusta Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Outside Date shall be extended until the earlier of (i) 120 days after the date the Notice of Variation and Extension is mailed, and (ii) the tenth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

“Parties” means the Offeror and Augusta, and “Party” means either of them;

“Permit” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, classification, registration or other authorization of or from any Governmental Authority;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;

“Representatives” of a person means such person’s officers, directors, employees, advisors, agents or other representatives or persons acting on behalf of such person (including lawyers, accountants and financial and other professional advisors);

“Response Period” has the meaning set forth in Section 6.2(a)(iii);

“Restricted Shares” means restricted Augusta Shares issued pursuant to the Augusta RSU/RS Plan;

“RSUs” means restricted share units of Augusta issued pursuant to the Augusta RSU/RS Plan;

“SEC” means the U.S. Securities and Exchanges Commission;

“Securities Act” means the Securities Act (British Columbia);

“Schedule 14D-9” has the meaning set forth in Section 2.2;

“Securities Authorities” means the TSX (and the NYSE, as applicable) and the securities commissions or similar regulatory authorities of each of the provinces and territories of Canada and the SEC, each as applicable with respect to Augusta and the Offeror, respectively;

“Securities Laws” means the Securities Act, the U.S. Exchange Act, the U.S. Securities Act, and all other applicable Canadian provincial and United States federal and state securities laws, rules, regulations and published policies thereunder;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval whose website is www.sedar.com;

“Shareholder Rights Plan” means the shareholder rights plan agreement dated as of April 18, 2013 entered into between Augusta and Computershare Investor Securities Inc.;

“Subsequent Acquisition Transaction” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”;

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal:

(i)
that would, directly or indirectly, result in the acquisition of all of the outstanding Augusta Shares (other than Augusta Shares owned by the person making the Acquisition Proposal and its affiliates) or all or substantially all of the consolidated assets of Augusta and its subsidiaries;

(ii)	that did not result from a breach of Section 6.1 or Section 6.2 of this Agreement;

(iii)	that complies with all applicable Securities Laws;

(iv)
that the Augusta Board of Directors has determined in good faith (after receipt of advice from its external financial and legal advisors) is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal;

(v)
is not subject to a financing condition and, if the consideration is being funded through borrowed monies, the Augusta Board of Directors is satisfied (after receipt of advice from its external financial and legal advisors) that the possibility is remote that the person making the Acquisition Proposal will be unable to pay for all of the Augusta Shares (other than Augusta Shares owned by the person making the Acquisition Proposal and its affiliates) or all or substantially all of the consolidated assets of Augusta and its subsidiaries as contemplated by the Acquisition Proposal;

(vi)	that is not subject to any due diligence and/or access condition;

(vii)	that is available to all of the Augusta Shareholders (other than the person making the Acquisition Proposal and its affiliates) on the same terms and conditions;

(viii)
in respect of which the Augusta Board of Directors has determined in good faith (after receipt of advice from its external financial and legal advisors) that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), reasonably be expected to result in a transaction more favourable to the Augusta Shareholders (other than the Offeror and its affiliates), from a financial point of view, than the Offer (including any adjustment to the terms and conditions of the Offer proposed by the Offeror pursuant to Section 6.2); and

(ix)
is not subject, either by the terms of the Acquisition Proposal or by virtue of any applicable Law, to any requirement that any approval of the shareholders of the person making the Acquisition Proposal be obtained;

“Tax Act” means the Income Tax Act (Canada);

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Taxes” means all federal, state, local, provincial, branch, foreign or other taxes or other governmental levies, including income, gross receipts, windfall, profits, value added, severance, ad valorem, property, capital, net worth, production, mining, royalty, rental, sales, use, licence, excise, franchise, employment, environmental, value added, transfer, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, severance taxes, social insurance premiums, workers’ compensation premiums, employment insurance, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes or other governmental levies of any kind whatsoever imposed or charged by any Governmental Authority, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties;

“Tender Offer Statement” means the tender offer statement on Schedule TO of the Offeror relating to the Original Offer and the Offer, as the same may be amended;

“Termination Payment” has the meaning set forth in Section 6.3(a);

“Termination Payment Event” has the meaning set forth in Section 6.3(a);

“TSX” means the Toronto Stock Exchange;

“UCM Agreement” means the joint venture agreement between Rosemont Copper Company and United Copper & Moly LLC dated September 16, 2010;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

“U.S. Securities Act” means the United States Securities Act of 1933;

“Warrant” means any warrant to acquire Augusta Shares; and

“Warrant Form F-10” means the Registration Statement on Form F-10, as amended, of the Offeror registering the issuance of the Hudbay Warrants and the issuance of the Hudbay Shares upon the exercise thereof.

1.2	Singular, Plural, etc.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3	Deemed Currency

Unless otherwise expressly stated, all references to currency herein shall be, and be deemed to be, references to Canadian currency.

1.4	Headings, etc.

The division of this Agreement into Articles, Sections and Schedules, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.6	Calculation of Time

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

1.8	Certain Expressions

The terms “including” or “includes” shall, when used in this Agreement, be construed to mean including or includes without limitation. References to “herein”, “hereby”, “hereunder”, “hereof’ and similar expressions are references to this Agreement (including all Schedules to this Agreement) and not to any particular Section of or Schedule to this Agreement.

1.9	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of Ontario and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Offer.

1.10	Statutory References

Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations, rules and published policies promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.11	Ordinary Course

Any reference to an action taken by a person in the ordinary course means that such action is consistent with past practices of such person and is taken in the ordinary course of the normal operations of such person.

1.12	Knowledge

In this Agreement, the phrase “to the knowledge of Augusta” or other similar phrases means to the best of the knowledge, information and belief of Richard Warke, Gil Clausen, Rodney Pace or Joseph Longpré, without personal liability on the part of any of them; and the phrase “the Knowledge of the Offeror” or other similar phrases means to the best of the knowledge, information and belief of David Garofalo, David Bryson, Alan Hair or  Patrick Donnelly, without personal liability of the part of any of them.

1.13	Incorporation of Schedules

The Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A – Term Sheet for Hudbay Warrants

Schedule B – Parties to the Lock-up Agreements

Schedule C – Conditions of the Offer

ARTICLE 2
THE OFFER

2.1	The Offer

(a)
The Offeror shall promptly publicly announce its intention to amend the Original Offer, subject to the terms and conditions set forth below, to increase the consideration payable thereunder to 0.315 of a Hudbay Share and 0.17 of a Hudbay Warrant for each Augusta Share and extend the expiry time of the Offer to a time not earlier than 5:00 p.m. (Toronto time) on the date that is 10 business days (as determined in accordance with Rule 14d-1 under the U.S. Exchange Act) following the filing with the SEC of an amendment to the Tender Offer Statement incorporating the Notice of Variation and Extension in respect of the Offer (such time, as it may be extended, is referred to herein as the “Expiry Time”). The conditions to the Original Offer will be replaced by the conditions set out in Schedule C. Provided that there has been no termination of this Agreement, the Offeror shall not terminate or withdraw the Offer prior to the Expiry Time without the prior written consent of Augusta.

(b)
The Offeror shall prepare (i) the Notice of Variation and Extension in both the English and French languages, (ii) amendments to the Tender Offer Statement and the Form F-10 and (iii) the Warrant Form F-10, in all material respects in accordance with applicable Securities Laws. The Offeror shall mail the Notice of Variation and Extension in accordance with applicable Securities Laws to each registered holder of Augusta Shares as soon as reasonably practicable and, in any event, not later than 11:59 p.m. (Toronto time) on July 7, 2014 (such time on such date being the “Latest Mailing Time”); provided, however, that if the mailing of the Notice of Variation and Extension is delayed by reason of Augusta not having provided to the Offeror the Directors’ Circular (defined below) as well as any information pertaining to Augusta that is necessary for the completion of the Notice of Variation and Extension by the Offeror, then the Latest Mailing Time shall be extended to 11:59 p.m. on the second business day following the date on which Augusta supplies such necessary documents, information or other assistance.

(c)
Prior to the printing of the Notice of Variation and Extension and the filing of the amendment to the Tender Offer Statement, the Offeror shall provide Augusta with a reasonable opportunity to review and comment on such documents, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably.

(d)
The Offeror agrees to take up all of the Augusta Shares tendered under the Offer no later than 9:00 a.m. on the first business day (determined in accordance with the U.S. Exchange Act) following the  first scheduled Expiry Time if and when all the conditions to the Offer set out in Schedule C shall have been satisfied or waived by the Offeror, in its sole discretion, and pay for such shares promptly and in any event not later than three (3) business days following such scheduled Expiry Time

(e)
The Offeror may, in its sole discretion, modify or waive any term or condition of the Offer (including any further extension of the Expiry Time); provided that the Offeror shall not, without the prior consent of Augusta, impose additional conditions to the Offer, decrease the consideration per Augusta Share, decrease the number of Augusta Shares in respect of which the Offer is made, change the form of consideration payable under the Offer (other than to increase the total consideration per Augusta Share or add additional consideration) or otherwise vary the Offer or any terms or conditions thereof in a manner which is adverse to the Augusta Shareholders.

(f)
If Augusta declares, sets aside or pays any dividend or other distribution to the holders of record of Augusta Shares on or prior to the Effective Time, the Parties shall make such adjustments to the consideration payable under the Offer as they determine acting in good faith to be necessary to provide the Offeror and the holders of Augusta Shares the same economic effect as contemplated by this Agreement prior to such event.

(g)	If the Offeror takes up any Augusta Shares under the Offer, it shall make a public announcement of that fact and the Offeror shall extend the Offer for a period of not less than 10 days.

2.2	Conditions to Amending of the Offer

(a)
The obligation of the Offeror to amend the Original Offer is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror in whole or in part in its sole discretion:

(i)	this Agreement shall not have been terminated pursuant to Section 8.1;

(ii)	counterparties to the Lock-up Agreements shall not be in breach of their obligations thereunder;

(iii)
no change, effect, event, circumstance, occurrence or state of facts (other than a change, effect, event, circumstance, occurrence or state of facts caused by the Offeror or any of its subsidiaries or any person acting jointly or in concert with the Offeror) shall have occurred that would render it impossible for one or more of the conditions set out on Schedule C hereto to be satisfied;

(iv)
the Augusta Board of Directors shall have unanimously recommended that Augusta Shareholders accept the Offer and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner that has substantially the same effect or taken any other action or made any other public statement in connection with the Offer subsequent to the date of this Agreement inconsistent with such recommendation;

(v)
the Augusta Board of Directors has (A) deferred separation of the rights under the Shareholder Rights Plan with respect to the Contemplated Transactions until a time to be determined by the Augusta Board of Directors (to be no earlier than immediately after the Effective Time), and (B) terminated the Shareholder Rights Plan with effect immediately prior to the Offeror first taking up any Augusta Shares pursuant to the Offer or otherwise rendered the Shareholder Rights Plan inoperative against the Offer, the acquisition of Augusta Shares pursuant thereto and the Contemplated Transactions with effect immediately prior to the Offeror first taking up any Augusta Shares pursuant to the Offer;

(vi)
the Augusta Board of Directors shall have prepared and approved in final form, printed for distribution to Augusta Shareholders and delivered to the Offeror for mailing with the Notice of Variation and Extension an amended directors’ circular unanimously recommending that Augusta Shareholders accept the Offer (the “Directors’ Circular”), which Directors’ Circular Augusta will file with applicable Securities Authorities concurrent with the mailing of the Notice of Variation and Extension, and Augusta shall file with the SEC concurrent with the mailing of the Notice of Variation and Extension an amendment to the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer incorporating the Directors’ Circular (the “Schedule 14D-9”);

(vii)	Augusta shall have complied with all of its covenants in this Agreement, including without limitation those set out in Section 2.3, to be complied with prior to the Offeror amending the Offer;

(viii)
each of the representations and warranties of Augusta provided herein (a) that are qualified by a reference to Material Adverse Change shall be true and correct at the date the Offer is made and (b) that are not qualified by a reference to Material Adverse Change shall be true and correct unless the failure to be true or correct has neither individually or in the aggregate with such other untrue or incorrect representations caused or reasonably may be expected to cause, a Material Adverse Change, at the date the Notice of Variation and Extension is mailed;

(ix)	Augusta shall have provided the Offeror with a certificate signed by a senior officer of Augusta dated as of the date the Offer is made certifying that as of such date:

(A)
to the knowledge of Augusta, no Material Adverse Change has occurred since the date of this Agreement and no circumstance, fact, change, event or occurrence caused by a person other than the Offeror, an affiliate of the Offeror or any person acting jointly or in concert with the Offeror, has occurred that would render it impossible or impracticable for one or more of the conditions set out in the Schedule C to be satisfied; and

(B)	to the knowledge of Augusta there is no undisclosed material information which is required to be disclosed by applicable Laws so as to permit the Offeror to proceed with the Offer;

(x)	no Material Adverse Change shall have occurred since the date of this Agreement;

(xi)
no person shall have made an Acquisition Proposal after the date hereof unless the Augusta Board of Directors has confirmed in writing to the Offeror that such Acquisition Proposal is not a Superior Proposal and, if requested by the Offeror, acting reasonably, publicly stated that such Acquisition Proposal is not a Superior Proposal and has publicly re-affirmed its recommendation in favour of the Offer;

(xii)	no cease trade order, injunction or other prohibition at Law shall exist against the Offeror varying and extending the Offer or taking up or paying for Augusta Shares deposited under the Offer; and

(xiii)
prior to printing the Directors’ Circular, Augusta shall provide the Offeror with a reasonable opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by Augusta, acting reasonably. The Directors’ Circular shall include a copy of the written Fairness Opinions.

(b)	The conditions in Section 2.2(a) are for the sole benefit of the Offeror and may be waived by it in its sole discretion in whole or in part.

2.3	Directors’ Circular, Fairness Opinions and Press Release

(a)	Augusta hereby represents and warrants, and acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement, that as of the date of this Agreement:

(i)
the Augusta Board of Directors has received oral Fairness Opinions and confirmation from each of the Financial Advisors that it will deliver written Fairness Opinions to the Augusta Board of Directors dated the date of the oral Fairness Opinions on or before the date of the Directors’ Circular; and

(ii)
the Augusta Board of Directors has determined, after consultation with their financial and legal advisors, (A) that the consideration to be offered for Augusta Shares pursuant to the Offer is fair, from a financial point of view, to all Augusta Shareholders (other than the Offeror and its affiliates), and (B) that it would be in the best interests of Augusta to support and facilitate the Offer and enter into this Agreement and recommend that Augusta Shareholders tender their Augusta Shares to the Offer.

(b)	The Augusta Board of Directors shall:

(i)
prior to the Offeror mailing the Notice of Variation and Extension, prepare and approve in final form and print for distribution to the Augusta Shareholders, the Directors’ Circular prepared in accordance with Securities Laws recommending that Augusta Shareholders tender all of their Augusta Shares to the Offer, which shall attach the written Fairness Opinions;

(ii)
deliver to the depositary of the Offer, at its offices in Toronto, Ontario (or as the Offeror may otherwise direct in writing) in sufficient time for mailing with the Notice of Variation and Extension, a sufficient quantity of commercial copies of the Directors’ Circular;

(iii)
issue a press release on the date of mailing the Notice of Variation and Extension by the Offeror recommending that Augusta Shareholders tender all of their Augusta Shares to the Offer, which shall include reference to the Fairness Opinions; and

(iv)	file the Schedule 14D-9 with the SEC on the date on which the Offeror files an amendment to the Tender Offer Statement on Schedule TO incorporating the Notice of Variation and Extension.

2.4	Information

Each of the Offeror and Augusta will, in a timely manner, furnish the other with all information regarding itself and its affiliates, respectively, as is reasonably requested by the other or otherwise required to be included in the Directors’ Circular or Notice of Variation and Extension under applicable Laws or in any other filings required to be made by Augusta or the Offeror under applicable Laws in connection with the Contemplated Transactions.  Each Party shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors, Qualified Persons (as defined in NI 43-101) and any other advisors to the use of any financial, technical or other expert information required to be included in the Directors’ Circular or Notice of Variation and Extension and to the identification in the Directors’ Circular or Notice of Variation and Extension of each such advisor.

2.5	Shareholder Rights Plan

(a)	Without limiting Section 2.2(a)(v) Augusta and the Augusta Board of Directors shall take all further action necessary:

(i)	in order to ensure that the Separation Time (as defined in the Shareholder Rights Plan) does not occur in connection with this Agreement or any of the Contemplated Transactions; and

(ii)
to terminate the Shareholder Rights Plan with effect immediately prior to the Offeror first taking up any Augusta Shares pursuant to the Offer or otherwise render the Shareholder Rights Plan inoperative against the Offer, the acquisition of Augusta Shares pursuant thereto and the Contemplated Transactions with effect immediately prior to the Offeror first taking up any Augusta Shares pursuant to the Offer;

(b)
Augusta covenants that (i) it will not waive the application of the Shareholder Rights Plan to any Acquisition Proposal unless (A) it is a Superior Proposal and the Right to Match Period has expired, or (B) such waiver is deemed to occur under the Shareholder Rights Plan as a result of a waiver by the Offeror of the application of the Shareholder Rights Plan to the Offer in accordance with this Agreement, and (ii) it will not amend the Shareholder Rights Plan nor authorize, approve or adopt any other shareholder rights plan or enter into any agreement  providing therefor. Notwithstanding the foregoing, Augusta shall be entitled to defer the Separation Time in connection with an Acquisition Proposal.

2.6	Outstanding Options, RSUs, Restricted Shares

(a)
The Augusta Board of Directors shall resolve to permit the exercise or surrender (including on a cashless basis) of all Augusta Share Options conditional upon, and immediately prior to, the Offeror first taking up Augusta Shares under the Offer and shall further resolve that (i) all Augusta Share Options contemplated in section 13(a) of the Augusta Stock Option Plan shall become immediately exercisable and (b) all Augusta Share Options contemplated in section 13(b) of the Augusta Stock Option Plan shall be surrendered to Augusta and cancelled in consideration for an amount in cash equal to the fair value of such Augusta Share Options, as calculated in accordance with the Augusta Stock Option Plan.

(b)
The Augusta Board of Directors shall resolve to accelerate vesting of all of the RSUs and Restricted Shares, and to satisfy the obligations to the holders of the RSUs with Augusta Shares, and to permit the exercise of all RSUs and the deposit of all Augusta Shares in respect of the outstanding RSUs and Restricted Shares conditional upon, and immediately prior to, the Offeror first taking up Augusta Shares under the Offer.

(c)
The Offeror acknowledges and agrees that (i) holders of Augusta Share Options and RSUs will be permitted to tender Augusta Shares issuable upon the exercise or vesting thereof to the Offer in a manner acceptable to the Offeror, acting reasonably, conditional upon, and immediately prior to, the Offeror first taking up Augusta Shares under the Offer, and (ii) all Augusta Shares that are to be issued pursuant to any such conditional exercise, surrender and vesting shall be accepted as validly tendered under the Offer, provided that the holders of such Augusta Share Options and/or RSUs otherwise validly accept the Offer in accordance with its terms with respect to such Augusta Shares. On the conditional exercise, surrender or vesting of Augusta Share Options or RSUs, including on a cashless basis in accordance with the provisions of the applicable plan, provided that the Augusta Shares acquired on such conditional exercise, surrender or vesting are tendered to the Offer, the holder shall direct the Offeror in writing (in a form acceptable to the Offeror, acting reasonably) to pay to Augusta from the consideration received for such deposited Augusta Shares otherwise payable to the Augusta Share Option or RSU holder for remittance to the relevant tax authority an amount, if any (the “Withholding Amount”), sufficient to satisfy all applicable income tax and other source deductions arising on the exercise of the Augusta Share Options or the vesting of the RSUs.  The Withholding Amount shall be determined by Augusta provided that Augusta shall consult with the Offeror with respect to the manner in which Withholding Amounts are to be determined. If Hudbay Shares or Hudbay Warrants received as consideration under the Offer are to be sold in the market for purposes of satisfying the Withholding Amount, the holder of the relevant Augusta Share Options and RSUs will deliver an acknowledgement to the Offeror and Augusta that neither has any liability in respect of the sale process.

(d)	The foregoing treatment of Augusta Share Options, RSUs and Restricted Shares shall be described in the Directors’ Circular.

2.7	Section 85 Election

Each beneficial owner of Common Shares who is a Canadian Resident shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act or, if the beneficial owner is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the corresponding provisions of any applicable provincial income tax legislation) with respect to the transfer of its Common Shares to the Offeror. In order to make an election, the beneficial owner of Common Shares (the “Electing Shareholder”) must provide the necessary information on or before 90 days after the Effective Time in accordance with the procedures set out in the tax instruction letter to be sent to beneficial owners that indicate an interest in making and filing an election by checking the appropriate box on the letter of transmittal to be distributed to the Shareholders pursuant to the Offer. The Offeror will make an election under subsection 85(1) or 85(2) of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) only with a Canadian Resident, and at the amount selected by the Electing Shareholder, subject to the limitations in the Tax Act (and any applicable provincial legislation). The Offeror will not be responsible for the proper completion or filing of any election form and the Electing Shareholder will be solely responsible for the payment of any late filing penalty. The Offeror agrees only to execute any election form containing information provided by the Electing Shareholder that complies with the provisions of the Tax Act (and any corresponding provincial legislation). With the exception of the execution of the election by the Offeror, compliance with the requirements for a valid election will be the sole responsibility of the Electing Shareholder. Accordingly, the Offeror will not be responsible for any Taxes, interest, penalties, damages or expenses resulting from the failure by an Electing Shareholder to properly complete or file the election form(s) in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial income tax legislation). In its sole discretion, the Offeror may choose to sign and return an election form received by the Offeror more than 90 days following the Effective Time, but the Offeror will have no obligation to do so. References in this Section 2.6(a) to the Tax Act are to the Tax Act as of the date hereof and any modifications thereof that are consistent with the general principle thereof.

2.8	Directors

Augusta acknowledges that, promptly upon the take-up and payment by the Offeror pursuant to the Offer of such number of Augusta Shares which, together with Augusta Shares already owned by the Offeror, represent in excess of 50% of the then outstanding Augusta Shares plus one Augusta Share and from time to time thereafter, the Offeror shall be entitled to designate such number of directors of the Augusta Board of Directors, proportionate to the percentage of Augusta Shares owned by the Offeror and Augusta shall not frustrate the attempts of the Offeror to do so and covenants to co-operate with the Offeror, subject to applicable Law, to enable the designees of the Offeror to be elected or appointed to the Augusta Board of Directors, and to constitute such proportionate representation on the Augusta Board of Directors, which for greater certainty, will be a majority of the Augusta Board of Directors, including, without limitation, at the request of the Offeror, by using its best efforts to increase the size of the Augusta Board of Directors and reasonable commercial efforts to secure the resignations of such directors as the Offeror may request.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

The Offeror hereby represents and warrants to and in favour of Augusta as follows except as disclosed or qualified in the Offeror Disclosure Letter (which Offeror Disclosure Letter is being executed and delivered contemporaneously herewith and is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of the Offeror contained in this Agreement and which shall make reference to the applicable section, subsection, paragraph or subparagraph below), and acknowledges that Augusta is relying upon such representations and warranties in connection with the entering into of this Agreement:

3.1	Organization and Qualification

The Offeror and each of its subsidiaries is a corporation or company validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation or formation, as the case may be, and has all necessary corporate or other legal power, authority and capacity to own, lease, license or otherwise hold its property and assets as now owned, leased, licensed or otherwise held, and to carry on its business as it is now being conducted.  The Offeror and each of its subsidiaries is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its property and assets, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or authorization and qualification necessary except where the failure to be so registered, authorized or in good standing would not reasonably be expected to be material to the Offeror.

3.2	Capitalization

The authorized and issued capital of the Offeror consists of an unlimited number of common shares and an unlimited number of preference shares of which 193,031,710 Hudbay Shares have been validly issued and are outstanding as fully paid and non-assessable shares as of June 20, 2014 and have not been issued in violation of any pre-emptive rights.  As of June 20, 2014, an aggregate of up to 3,273,570 Hudbay Shares are issuable upon the exercise of stock options and as of June 20, 2014, 675,372 Hudbay Shares are issuable upon the exercise of restricted share units of the Offeror.  The Hudbay Shares and the Hudbay Warrants to be delivered pursuant to the Contemplated Transactions (and any Hudbay Shares to be issued upon exercise of the Warrants) will be duly allotted for issuance and will be validly issued and outstanding as fully paid and non-assessable securities and will not have been issued in violation of any pre-emptive rights.  Except for stock options and restricted share units of the Offeror issued or granted pursuant to incentive compensation plans of the Offeror, there are no options, warrants, conversion privileges, commitments (contingent or otherwise) or other Contract or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, for the purchase, allotment or issuance of, or subscription for, any securities of the Offeror, or any securities convertible or exchangeable into, or exercisable for, or otherwise evidencing a right to acquire, any securities of the Offeror.  All securities of the Offeror (including the stock options and restricted share units) have been issued in compliance with all applicable corporate Laws and Securities Laws.  Other than the Hudbay Shares, stock options and restricted share units, there are no securities of the Offeror or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the shareholders of the Offeror on any matter.  There are no outstanding Contracts or other obligations of the Offeror to (i) repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any of its outstanding securities, (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person in excess of $5 million in the aggregate, other than a wholly-owned subsidiary of the Offeror, or (iii) provide any guarantee with respect to any person (other than a wholly-owned subsidiary of the Offeror). There are no outstanding bonds, debentures or other evidences of indebtedness of the Offeror or any of its subsidiaries having the right to vote with the holders of the outstanding Hudbay Shares on any matters.

3.3	Ownership of Subsidiaries

Section 3.3 of the Offeror Disclosure Letter sets forth a complete and accurate list and/or chart of all subsidiaries owned, directly or indirectly, by the Offeror, each of which is wholly-owned except as otherwise set forth in Section 3.3 of the Offeror Disclosure Letter. All of the outstanding securities and other ownership interests in the Offeror’s subsidiaries are duly authorized, validly issued, fully paid and, where the concept exists, non-assessable, and all such securities and other ownership interests are held directly or indirectly by the Offeror and are, except pursuant to restrictions on transfer contained in constating documents or pursuant to existing financing arrangements involving the Offeror or its subsidiaries (which transfer restrictions are set forth in Section 3.3 of the Offeror Disclosure Letter), legally and beneficially owned free and clear of all Liens and not subject to any proxy, voting trust or other agreement relating to the voting of such securities and other ownership interests. There are no agreements, warrants or options, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, warrant or option, for the purchase, allotment or issuance of, or subscription for, any securities or other ownership interests in any the Offeror’s subsidiaries, or any securities that are convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities or other ownership interests in any of the Offeror’s subsidiaries. Other than as set forth in Section 3.3 of the Offeror Disclosure Letter, there are no outstanding Contracts of any subsidiaries of the Offeror to (i) repurchase, redeem or otherwise acquire any of its securities or other ownership interests, or with respect to the voting or disposition of any outstanding securities or other ownership interests of any subsidiaries of the Offeror, (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of the Offeror or (iii) provide any guarantee with respect to any person (other than a wholly-owned subsidiary of the Offeror). Other than the subsidiaries and other entities listed on Section 3.3 of the Offeror Disclosure Letter and any interest representing less than 10% of the outstanding shares of a publicly-listed company,  neither the Offeror nor any of its subsidiaries own, directly or indirectly, any capital stock of, or other equity, joint venture or voting interests in, any person.

3.4	Authority Relative to this Agreement

The Offeror has all necessary corporate power, authority and capacity to execute, deliver and perform its obligations under this Agreement.  All necessary corporate action has been taken by the Offeror to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and no other corporate proceedings on the part of the Offeror are necessary to authorize the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, no approval of the shareholders of the Offeror is required for the Offeror to issue the Hudbay Shares and the Hudbay Warrants as consideration pursuant to the Offer. This Agreement has been duly executed and delivered by the Offeror and constitutes a legal, valid and binding obligation of the Offeror enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

3.5	No Violations

None of the execution and delivery of this Agreement by the Offeror, and the performance by the Offeror of its obligations hereunder, will result in a material violation, contravention or default (or an event which, with notice or lapse of time or both, would constitute a default) under or require any consent, approval or notice under any of the terms and conditions of (A) the provisions of the constating documents of the Offeror, (B) except for compliance with the pre-merger notification provisions of the Competition Act, any Law applicable to the Offeror or any of its subsidiaries or any of their property, or (C) any material Contract to which the Offeror or any of its subsidiaries is a party or to which the Offeror, any of its subsidiaries or any of their respective property or assets, may be subject or by which the Offeror or any of its subsidiaries is bound except, in each case, for such violations, contraventions or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Offeror.  Subject to obtaining the approval of the TSX and NYSE with respect to the listing of the Hudbay Shares (including the Hudbay Shares that may be issued on the exercise of the Hudbay Warrants) and obtaining the approval of the TSX with respect to the listing of the Hudbay Warrants and other than in connection with or in compliance with the provisions of applicable corporate Laws and Securities Laws as expressly contemplated by this Agreement, no filing or registration with, or authorization, consent or approval of, any Governmental Authority or stock exchange is required on the part of the Offeror in connection with the Contemplated Transactions, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not reasonably be expected to prevent or materially restrict or delay the consummation of the Contemplated Transactions.

3.6	Compliance with Laws

Each of the Offeror and its subsidiaries (i) in all material respects, has conducted its business in compliance with, and is conducting its business in compliance with, all applicable Laws in each jurisdiction in which it conducts business, and (ii) in all material respects, is not in default of any filings with, or payment of any licence, registration or qualification fee owing to, any Governmental Authority under the Laws of any jurisdiction in which it conducts business. To the knowledge of the Offeror, none of the Offeror, any of its subsidiaries, or their respective Representatives (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (b) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Corruption of Foreign Public Officials Act (Canada) or the United States Foreign Corrupt Practices Act of 1977 to the extent applicable, (d) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (e) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.  To the knowledge of the Offeror, none of the Offeror or any of its subsidiaries, is under investigation with respect to the foregoing, or has received any notice that any violation of the foregoing is being or may be alleged.

3.7	Reporting Status and Securities Law Matters

The Offeror is a “reporting issuer” in all provinces of Canada and is not on the list of reporting issuers in default (where such concept exists) and is in compliance with all Securities Laws in all material respects. Hudbay Shares are listed on the TSX and the NYSE. No delisting of, suspension of trading in or cease trading order with respect to any securities of the Offeror, and, to the knowledge of the Offeror, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of the Offeror, has been threatened in writing in respect of the Offeror Public Disclosure.  No subsidiary of the Offeror is subject to the continuous disclosure requirements under any Securities Laws or any similar requirements under the other applicable Laws of its jurisdiction of formation.  The Offeror files and submits reports to the United States Securities and Exchange Commission under the Multijurisdictional Disclosure System.

3.8	Reports

The documents comprising the Offeror Public Disclosure Record (i) did not, as of their respective dates or dates of amendment, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made, and (ii) complied in all material respects with applicable Securities Laws at the time they were filed or furnished.  The Offeror has timely filed or furnished or caused to be filed or furnished with the Securities Authorities all amendments, forms, reports, schedules, statements and other documents required to be filed or furnished by the Offeror with the Securities Authorities since June 30, 2010.  The Offeror has not filed any confidential material change report which, at the date hereof, remains confidential. None of the information to be supplied by or on behalf of the Offeror in connection with the Offer will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Augusta Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances in which they were made. The Tender Offer Statement on Schedule TO, the Form F-10 and the Warrant Form F-10 and all the amendments thereto will, at the time such documents are filed with the SEC, comply as to form in all material respects with the requirements of applicable Securities Laws and any other applicable Law.

3.9	Offeror Financial Statements

The Offeror Financial Statements were prepared in accordance with GAAP consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Offeror’s independent auditors, or (ii) that unaudited interim consolidated financial statements are subject to normal period-end adjustments and they may omit notes which are not required by applicable Laws and GAAP in the unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Offeror and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments) and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of the Offeror and its subsidiaries on a consolidated basis.  There has been no material change in the Offeror’s accounting policies, except as described in the notes to the Offeror Financial Statements, since December 31, 2013.

3.10	Books and Records

The financial books, records and accounts of the Offeror and each of its subsidiaries (i) have been maintained in compliance with applicable Laws and GAAP on a basis consistent with prior years, (ii) accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of the Offeror and each of its subsidiaries, and (iii) accurately and fairly reflect the basis for the Offeror Financial Statements. The Offeror’s minute books and those of each of its material subsidiaries are complete and accurate in all material respects.

3.11	Disclosure Controls

The Offeror has designed and implemented a system of disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by the Offeror in its annual filings, interim filings or other reports filed or submitted by it under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Offeror in its annual filings, interim filings or other reports filed or submitted under applicable Securities Laws is accumulated and communicated to the Offeror’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

3.12	Internal Control

The Offeror has designed and implemented a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that (i) relate to the maintenance of records that accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of the Offeror and each of its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Offeror and its subsidiaries are made only in accordance with authorizations of management and directors of the Offeror and its subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of any unauthorized acquisition, use or disposition of the property or assets of the Offeror or any of its subsidiaries that could have a material effect on the Offeror’s financial statements.  To the knowledge of the Offeror, as of the date of this Agreement: (A) there are no material weaknesses in the design or operation of the internal controls over financial reporting of the Offeror that would reasonably be expected to adversely affect the ability of the Offeror to record, process, summarize and report financial information, and (B) there is and has been since December 31, 2013, no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of the Offeror. Since December 31, 2013, neither the Offeror nor any of its subsidiaries, nor any of its or their Representatives, has received any (x) complaint, allegation, assertion or claim in writing from any source regarding accounting, internal accounting controls or auditing matters or (y) expression of concern from employees of the Offeror or any of its subsidiaries regarding questionable accounting or auditing matters.

3.13	Whistleblower Reporting

No attorney representing the Offeror or any of its subsidiaries, whether or not employed by the Offeror or any of its subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by the Offeror or any of its subsidiaries or their respective officers, directors, employees, agents or independent contractors to the Offeror’s management, audit committee (or other committee designated for the purpose) of the board of directors of the Offeror or the board of directors of the Offeror.

3.14	Absence of Certain Changes

Since December 31, 2013, except as disclosed in the Offeror Public Disclosure Record, there has not occurred any fact, development, circumstance, change, matter, action, condition, event or occurrence that required the filing of a material change report under applicable Securities Laws.  The Offeror and its subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which is material to the Offeror and its subsidiaries, taken as a whole, including any agreement, contract or commitment to create, assume or issue any bond, debenture, note or other similar instrument or any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, required by GAAP to be set forth in a consolidated balance sheet of the Offeror and its subsidiaries or in the notes thereto, which individually or in the aggregate has not been reflected in the Offeror Financial Statements, other than liabilities, indebtedness or obligations incurred by the Offeror and its subsidiaries in the ordinary course of business since December 31, 2013.

3.15	Litigation

Other than as set forth in the Offeror Public Disclosure Record, there are no claims, actions, suits, demands, arbitrations, charges, indictments, orders, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations (collectively, “Legal Actions”) pending or, to the knowledge of the Offeror, threatened against, and to the knowledge of the Offeror, no facts or circumstances exist that could reasonably be expected to form the basis of a Legal Action against, the Offeror or any of its subsidiaries or against any of their respective property or assets, at law or in equity, in each case, which would, individually or in the aggregate, reasonably be expected to be material to the Offeror.

3.16	Taxes

(i) the Offeror and each of its subsidiaries has, (A) duly and timely filed, or caused to be filed, all Tax Returns required to be filed by it prior to the date hereof, and all such Tax Returns are true and correct in all material respects and have not been materially amended; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes which are being or have been contested in good faith and for which adequate reserves have been provided in the Offeror Financial Statements; (C) duly and timely withheld, or caused to be withheld, all Taxes required or permitted by Law to be withheld by it (including Taxes and other amounts required or permitted to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non-resident person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes required by Law to be remitted by it; and (D) duly and timely collected, or caused to be collected, any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and duly and timely remitted to the appropriate Tax authority any such amounts required by Law to be remitted by it; (ii) the unpaid Taxes of the Offeror and its subsidiaries did not, as of the date of the Offeror Financial Statements, exceed the reserves and provisions for Taxes accrued but not yet due as reflected in the Offeror Financial Statements, and Taxes payable by the Offeror and its subsidiaries as of the Effective Date will not exceed such reserves and provisions for Taxes as adjusted through the Effective Date in accordance with the past custom and practice of the Offeror and its subsidiaries; and (iii) no deficiencies, litigation, proposed adjustments or matters in controversy with respect to Taxes exist or have been asserted or have been raised by any Governmental Authority which remain unresolved at the date hereof and which would, individually or in the aggregate, reasonably be expected to have a the Offeror Material Adverse Change, and (iv) no action or proceeding for assessment or collection of Taxes has been taken, asserted, or to the knowledge of the Offeror, threatened, against the Offeror or any of its subsidiaries or any of their respective assets, except, in each case, as are being contested in good faith and for which adequate reserves have been provided in the Offeror Financial Statements.

3.17	Intellectual Property

The Offeror and its subsidiaries have good and valid title to, and interest in, or a valid and enforceable license to use, all Intellectual Property that is, individually or in the aggregate, material to the operation of the Offeror’s business as currently conducted.  There is no action, suit, or proceeding or claim pending or, to the knowledge of the Offeror, threatened in writing by any person challenging the Offeror’s or any of its subsidiaries’ rights in or to any Intellectual Property which is used in the conduct of the business of the Offeror or any of its subsidiaries as it is currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Offeror.  The Offeror and its subsidiaries have the valid right to possess and operate all computer hardware and software applications currently material to the operation of their business.

3.18	Personal Property

Except as disclosed in Section 3.18 of the Offeror Disclosure Letter, the Offeror and its subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all personal property that is, individually or in the aggregate, material to the operation of the Offeror’s business as currently conducted, free and clear of any Liens.

3.19	Interest in Mineral Rights

(a)
All of the material Mineral Rights held by the Offeror and its subsidiaries (which for certainty are those relating to the Lalor mine, the 777 mine and the Constancia mine) (the “Offeror Mineral Rights”) are accurately and completely described in the Offeror Public Disclosure Record.

(b)	Except as disclosed in Section 3.19(b) of the Offeror Disclosure Letter:

(i)	the Offeror or a subsidiary of the Offeror is the sole legal and beneficial owner of all right, title and interest in and to the Offeror Mineral Rights, free and clear of any Liens;

(ii)	all of the Offeror Mineral Rights are valid and subsisting and have been properly located and recorded in compliance with applicable Law;

(iii)
the Offeror Mineral Rights are in good standing under applicable Law and, to the knowledge of the Offeror, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, claim maintenance fees, rentals, fees, expenditures, reclamation bonds and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made;

(iv)
there is no material adverse claim, or material challenge, in progress, pending or, to the knowledge of the Offeror, threatened against, or to, the title to or ownership of any of the Offeror Mineral Rights, including any aboriginal and/or tribal title claims;

(v)	the Offeror or a subsidiary of the Offeror has the exclusive right to deal with all of the Offeror Mineral Rights;

(vi)
no person other than the Offeror and its subsidiaries has any interest in any of the Offeror Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

(vii)
no person has any back-in rights, earn-in rights, rights of first refusal or similar provisions or rights or options that would affect the Offeror’s or a subsidiary of the Offeror’s interest in any of the Offeror Mineral Rights;

(viii)
each of the Offeror and its subsidiaries has (i) taken all necessary actions to preserve all material back-in rights, earn-in rights, rights of first refusal or similar provisions or rights or options in its favour and to ensure that such material rights, provisions and options remain in full force and effect and (ii) not taken any action or failed to take any action, where the taking of such action or failure to act, as the case may be, could reasonably be expected to adversely affect any such material rights, provisions or options;

(ix)
there are no material restrictions on the ability of the Offeror and its subsidiaries to use, transfer or exploit any of the Offeror Mineral Rights, except pursuant to the applicable Law or the terms of the Offeror Mineral Rights;

(x)
neither the Offeror nor any of its subsidiaries is currently subject to any notice, whether written or oral, from any Governmental Authority of any revocation or intention to revoke any interest of the Offeror or a subsidiary of the Offeror in any of the Offeror Mineral Rights; and

(xi)
the Offeror and its subsidiaries have all surface rights and Mineral Rights required to exploit the development potential of the Offeror Mineral Rights as contemplated in the Offeror’s Public Disclosure Record and no third party or group holds any such surface rights or Mineral Rights that would be required by the Offeror to so develop any of the Offeror Mineral Rights.

(c)
Any Mineral Rights which have been abandoned by the Offeror or any of its subsidiaries have been abandoned in accordance with then applicable good mining practice and in compliance with all then applicable Laws, and the Offeror does not have any plans or intentions to abandon any of the Offeror Mineral Rights necessary to conduct its business as currently contemplated to be conducted.

3.20	Mineral Resources

The estimates of mineral resources and mineral reserves for mineral properties of the Offeror or its subsidiaries disclosed publicly by the Offeror since March 28, 2014 (including in its Annual Information Form dated March 28, 2014) were prepared in all material respects in accordance with the Standards and Guidelines established by the Canadian Institute of Mining, Metallurgy and Petroleum, and in accordance with all applicable Laws, including the requirements of NI 43-101. The Offeror has no information that would lead it to believe that the estimates of mineral reserves and mineral resources as disclosed by the Offeror since March 28, 2014 are inaccurate in any material respect.  There has been no material reduction in the aggregate amount of estimated mineral resources and reserves of the Offeror and its subsidiaries from the amounts disclosed publicly by the Offeror since March 28, 2014.

3.21	No Expropriation

No property or asset of the Offeror or its subsidiaries has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect of expropriation been given in respect thereof nor, to the knowledge of the Offeror, is there any intent or proposal to give any such notice or to commence any such proceeding.

3.22	Permits

The Offeror and each of its subsidiaries has obtained and is in compliance, in all material respects, with all material Permits required by applicable Laws to conduct its current business as it is now being conducted.

3.23	Employment Matters

(a)
The pension, supplemental pension or retirement plans and all other material employee or director equity-based compensation plans, policies, trusts, funds, agreements or arrangements of the Offeror or its subsidiaries, which are maintained by or binding upon the Offeror or any of its subsidiaries or in respect of which the Offeror or any of its subsidiaries has any actual or potential liability or to which the Offeror or any of its subsidiaries contributes or is or was at any time required to contribute (collectively, the “Offeror Plans”) are and have been established, registered (where required), qualified and, in all material respects, administered in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between the Offeror and/or any of its subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Offeror Plans except where failure to be so established, registered, qualified, or administered would not, individually or in the aggregate, reasonably be expected to be material to the Offeror.

(b)
To the knowledge of the Offeror, no Offeror Plan is subject to any pending or threatened investigation, examination audit, litigation or other proceeding, action or claim initiated by any Governmental Authority, or by any other party (other than routine claims for benefits), except for such investigations, examinations, audits, litigation or other proceedings, actions or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Offeror.

(c)
All contributions and premiums required to be paid to all statutory plans which the Offeror is required to comply with, including the Canada or Quebec pension plans and plans administered pursuant to applicable provincial health tax, workers compensation and employment insurance laws have been paid by the Offeror in accordance with applicable Law.

3.24	Related Party Transactions

Neither the Offeror nor any of its subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, the Offeror or any of its subsidiaries or any of their respective affiliates or associates (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses).  Except as disclosed in the Offeror Public Disclosure Record, no director, officer, employee or agent of the Offeror or any of its subsidiaries or any of their respective affiliates or associates is a party to any loan, contract, arrangement or understanding or other transactions with the Offeror or any of its subsidiaries required to be disclosed pursuant to Securities Laws.

3.25	Environment

(a)	Each of the Offeror and its subsidiaries is in compliance in all material respects, with all, and has not violated any Environmental Laws;

(b)
None of the Offeror, its subsidiaries, or to the knowledge of the Offeror, any other person has Released any Hazardous Substances (in each case except in compliance in all material respects with then applicable Environmental Laws) on, at, in, under or from any of the immovable properties, real properties or any lands subject to the Offeror Mineral Rights currently or, to the Offeror’s knowledge, previously owned, leased or operated by the Offeror or any of its subsidiaries.  To the knowledge of the Offeror and except for closure and reclamation obligations reflected in the Offeror Public Disclosure, there are no Hazardous Substances or other conditions that could reasonably be expected to result in material liability of or materially and adversely affect the Offeror or any of its subsidiaries under or related to any Environmental Law on, at, in, under or from any of the immovable properties, real properties or any lands subject to the Offeror Mineral Rights currently or, to the Offeror’s knowledge, previously owned, leased or operated by the Offeror or any of its subsidiaries;

(c)
There are no pending material claims or, to the knowledge of the Offeror, threatened material claims, against the Offeror or any of its subsidiaries arising out of any Environmental Laws or in respect of any civil responsibility for acts or omissions with respect to the Environment; and

(d)
The Offeror and its subsidiaries are in possession of, and in compliance with, all material environmental Permits that are required to own, lease and operate the Offeror Mineral Rights and to conduct its business as it is now being conducted.

3.26	Restrictive Covenants

There is no arbitral award, judgment, injunction, order or decree binding upon the Offeror or its subsidiaries that has the effect of materially restricting, prohibiting or materially impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted.

3.27	Augusta Share Ownership

The Offeror and its affiliates and joint actors beneficially own 23,058,585 Augusta Shares and no Convertible Securities.

3.28	Investment Canada Act

The Offeror is not a “non-Canadian” as that term is defined in the Investment Canada Act.

3.29	Certain U.S. Securities Matters

The Offeror is not an “investment company” under the United States Investment Company Act of 1940.

3.30	Survival of Representations and Warranties

No investigation by or on behalf of Augusta or its affiliates or its or their Representatives, will mitigate, diminish or affect the representations or warranties made by the Offeror in this Agreement.  The representations and warranties of the Offeror contained in this Agreement shall not survive the Effective Time and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF AUGUSTA

Augusta hereby represents and warrants to and in favour of the Offeror as follows except as disclosed or qualified in the Augusta Disclosure Letter (which Augusta Disclosure Letter is being executed and delivered contemporaneously herewith and is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of Augusta contained in this Agreement and which shall make reference to the applicable section, subsection, paragraph or subparagraph below), and acknowledges that the Offeror is relying upon such representations and warranties in connection with the entering into of this Agreement:

4.1	Board Approval

As of the date hereof, (i) the Augusta Board of Directors has received oral Fairness Opinions and confirmation from each of the Financial Advisors that it will deliver written Fairness Opinions to the Augusta Board of Directors dated the date of the oral Fairness Opinions on or before the date of the Directors’ Circular; and (ii) the Augusta Board of Directors has determined, after consultation with their financial and legal advisors, (A) that the consideration to be offered for Augusta Shares pursuant to the Offer is fair, from a financial point of view, to all Augusta Shareholders (other than the Offeror and its affiliates), and (B) that it would be in the best interests of Augusta to support and facilitate the Offer and enter into this Agreement and recommend that Augusta Shareholders tender their Augusta Shares to the Offer.

4.2	Organization and Qualification

Augusta and each of its subsidiaries is a corporation or company validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation or formation, as the case may be, and has all necessary corporate or other legal power, authority and capacity to own, lease, license or otherwise hold its property and assets as now owned, leased, licensed or otherwise held, and to carry on its business as it is now being conducted. Augusta and each of its subsidiaries is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its property and assets owned, leased, licensed or otherwise held, or the nature of its activities, makes such registration or authorization and qualification necessary except where the failure to be so registered, authorized or qualified or in good standing would not reasonably be expected to be material to Augusta.

4.3	Capitalization

The authorized and issued capital of Augusta consists of an unlimited number of common shares, of which 145,463,284 Augusta Shares (including 347,502 Restricted Shares) have been validly issued and are outstanding as fully paid and non-assessable shares as of June 20, 2014 and have not been issued in violation of any pre-emptive or other rights.  As of June 20, 2014, an aggregate of up to 5,949,834 Augusta Shares are issuable upon the exercise of Augusta Share Options, 205,001 Augusta Shares are issuable pursuant to RSUs, 4,674,951 Augusta Shares are issuable pursuant to Warrants and 4,880,936 Augusta Shares are issuable pursuant to the conversion of the Notes, the exercise prices, expiration dates and other material terms of which are set forth in Section 4.3 of the Augusta Disclosure Letter, and such Augusta Shares have been duly authorized and, upon issuance, will be validly issued and outstanding as fully paid and non-assessable shares, and will not have been issued in violation of any pre-emptive rights or other contractual rights to purchase securities granted by Augusta or arising under any applicable Law.  Except for the Warrants, the Augusta Share Options, the RSUs, the Restricted Shares and the Notes, there are no options, warrants, conversion privileges, commitments (contingent or otherwise) or other Contract or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, for the purchase, allotment or issuance of, or subscription for, any securities of Augusta, or any securities convertible or exchangeable into, or exercisable for, or otherwise evidencing a right to acquire, any securities of Augusta. All securities of Augusta (including the Augusta Shares, the Augusta Share Options, the RSUs, the Restricted Shares, the Warrants and the Notes) have been issued in compliance with all applicable corporate Laws and Securities Laws. Other than the Augusta Shares, the Augusta Share Options, the RSUs, the Restricted Shares, the Warrants and the Notes, there are no securities of Augusta or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Augusta Shareholders on any matter. True and complete copies of all of the documents relating to the Convertible Securities have been provided to the Offeror.  Except as disclosed in the Augusta Public Disclosure Record, there are no outstanding Contracts or other obligations of Augusta to (i) repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries, (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person in excess of $5 million in the aggregate, other than a wholly-owned subsidiary of Augusta, or (iii) provide any guarantee with respect to any person (other than a wholly-owned subsidiary of Augusta). There are no outstanding bonds, debentures or other evidences of indebtedness of Augusta or any of its subsidiaries having the right to vote with the Augusta Shareholders on any matters.

4.4	Ownership of Subsidiaries

Section 4.4 of the Augusta Disclosure Letter sets forth a complete and accurate list and/or chart of all subsidiaries owned, directly or indirectly, by Augusta, each of which is wholly-owned except as otherwise set forth in Section 4.4 of the Augusta Disclosure Letter. All of the outstanding securities and other ownership interests in Augusta’s subsidiaries are duly authorized, validly issued, fully paid and, where the concept exists, non-assessable, and all such securities and other ownership interests are held directly or indirectly by Augusta and are, except pursuant to restrictions on transfer contained in constating documents or pursuant to existing financing arrangements involving Augusta or its subsidiaries, (which transfer restrictions are set forth in Section 4.4 of the Augusta Disclosure Letter), legally and beneficially owned free and clear of all Liens and not subject to any proxy, voting trust or other agreement relating to the voting of such securities and other ownership interests. Other than as set forth in Section 4.4 of the Augusta Disclosure Letter, there are no agreements, warrants or options, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, warrant or option, for the purchase, allotment or issuance of, or subscription for, any securities or other ownership interests in any Augusta’s subsidiaries, or any securities that are convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities or other ownership interests in any of Augusta’s subsidiaries. Other than the UCM Agreement, there are no outstanding Contracts of any subsidiaries of Augusta to (i) repurchase, redeem or otherwise acquire any of its securities or other ownership interests, or with respect to the voting or disposition of any outstanding securities or other ownership interests of any subsidiaries of Augusta, (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of Augusta or (iii) provide any guarantee with respect to any person (other than a wholly-owned subsidiary of Augusta). Other than the subsidiaries listed on Section 4.4 of the Augusta Disclosure Letter, neither Augusta nor any of its subsidiaries own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

4.5	Authority Relative to this Agreement

Augusta has all necessary corporate power, authority and capacity to execute, deliver and perform its obligations under this Agreement. All necessary corporate action has been taken by Augusta to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and no other corporate proceedings on the part of Augusta are necessary to authorize the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement. This Agreement has been duly executed and delivered by Augusta and constitutes a legal, valid and binding obligation of Augusta enforceable against Augusta in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

4.6	No Violations

Except as disclosed in Section 4.6 of the Augusta Disclosure Letter, the execution and delivery of this Agreement by Augusta, and the performance by Augusta, its subsidiaries and each of its and their respective Representatives of the obligations under this Agreement and the completion of the Contemplated Transactions, will not

(a)
result in a material violation, contravention or default (or an event which with or without notice or lapse of time or both, would constitute a default) under, or require any consent, approval or notice) under any of the terms, conditions or provisions of (i) Augusta Organizational Documents, (ii) except for compliance with the pre-merger notification provisions of the Competition Act, any Law applicable to Augusta or any of its subsidiaries or any of their property, (iii) any Material Contract to which Augusta or any of its subsidiaries is a party or by which it or any of its property is bound;

(b)
grant any person a right to reduce fees or other payments to Augusta or any of its subsidiaries (except as would not, individually or in the aggregate, reasonably be expected to be material to Augusta), or a right of first refusal, first opportunity or other right or option to acquire securities or property of Augusta or any of its subsidiaries, or a right to compel Augusta or any of its subsidiaries to acquire securities or other property of any other person;

(c)
give rise to any right of termination or acceleration of indebtedness of Augusta or any of its subsidiaries, or cause any indebtedness of Augusta or any of its subsidiaries to come due before its stated maturity, or cause any credit commitment to cease to be available to Augusta or any of its subsidiaries;

(d)
cause any payment or other obligation to be imposed on Augusta or any of its subsidiaries under any of the terms, conditions or provisions of any Contract to which Augusta or any of its subsidiaries is a party or by which it or any of its property or assets is bound;

(e)	result in the creation of any Lien upon any of the securities or property of Augusta or any of its subsidiaries (including Augusta Mineral Rights); or

(f)	reasonably be expected to adversely affect, or cause the suspension or revocation of, any Permit held by Augusta or any of its subsidiaries that is in effect on the date hereof.

4.7	Compliance with Laws

Each of Augusta and its subsidiaries (i) in all material respects, has conducted its business in compliance with, and is conducting its business in compliance with, all applicable Laws in each jurisdiction in which it conducts business, and (ii) in all material respects, is not in default of any filings with, or payment of any licence, registration or qualification fee owing to, any Governmental Authority under the Laws of any jurisdiction in which it conducts business. To the knowledge of Augusta, no Law requires any action or conduct restricted in accordance with Section 5.1. To the knowledge of Augusta, none of Augusta, any of its subsidiaries, or their respective Representatives (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (b) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Corruption of Foreign Public Officials Act (Canada) or the United States Foreign Corrupt Practices Act of 1977 to the extent applicable, (d) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (e) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.  To the knowledge of Augusta, none of Augusta or any of its subsidiaries, is under investigation with respect to the foregoing, or has received any notice that any violation of the foregoing is being or may be alleged.

4.8	Reporting Status and Securities Laws Matters

Augusta is a “reporting issuer” in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick and Newfoundland and is not on the list of reporting issuers in default (where such concept exists) and is in compliance with all applicable Securities Laws in all material respects. Augusta Shares are listed on the TSX and the NYSE MKT. Augusta a “foreign private issuer” as defined in Rule 3b-4 of the U.S. Exchange Act. No delisting of, suspension of trading in or cease trading order with respect to any securities of Augusta and, to the knowledge of Augusta, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of Augusta, has been threatened in writing in respect of the Augusta Public Disclosure Record. No subsidiary of Augusta is subject to the continuous disclosure requirements under any Securities Laws or any similar requirements under the applicable Laws of its jurisdiction of formation.

4.9	Reports

The documents comprising Augusta Public Disclosure Record (i) did not, as of their respective dates or respective dates of amendment, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made, and (ii) complied in all material respects with applicable Securities Laws at the time they were filed or furnished. Augusta has timely filed or furnished with the Securities Authorities all amendments, forms, reports, schedules, statements and other documents required to be filed or furnished by Augusta with the Securities Authorities since June 30, 2010. Augusta has not filed any confidential material change report which, at the date hereof, remains confidential. None of the information to be supplied by or on behalf of  Augusta in connection with Offer will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Augusta Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made. The Schedule 14D-9 and all amendments thereto will, at the time such documents are filed with the SEC, comply as to form in all material respects with the requirements of applicable Securities Laws and any other applicable Law

4.10	Augusta Financial Statements

The Financial Statements were prepared in accordance with GAAP, consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Augusta’s independent auditors, or (ii) that unaudited interim consolidated financial statements are subject to normal period-end adjustments and they may omit notes which are not required by applicable Laws and GAAP in the unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Augusta and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments) and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of Augusta and its subsidiaries on a consolidated basis. There has been no material change in Augusta’s accounting policies, except as described in the notes to Financial Statements, since December 31, 2013.

4.11	Books and Records

The financial books, records and accounts of Augusta and each of its subsidiaries (i) have been maintained in compliance with applicable Laws and GAAP on a basis consistent with prior years, (ii) accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of Augusta and each of its subsidiaries, and (iii) accurately and fairly reflect the basis for the Financial Statements. Augusta’s minute books and those of each of its subsidiaries are complete and accurate in all material respects.

4.12	Disclosure Controls

Augusta has designed and implemented a system of disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by Augusta in its annual filings, interim filings or other reports filed or submitted by it under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Augusta in its annual filings, interim filings or other reports filed or submitted under applicable Securities Laws is accumulated and communicated to Augusta’s management, including its Chief Executive Officer and Chief Financial Officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure.

4.13	Internal Control

Augusta has designed and implemented a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that (i) relate to the maintenance of records that accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of Augusta and each of its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Augusta and its subsidiaries are made only in accordance with authorizations of management and directors of Augusta and its subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of any unauthorized acquisition, use or disposition of the property or assets of Augusta or any of its subsidiaries that could have a material effect on the Financial Statements. To the knowledge of Augusta, as of the date of this Agreement: (A) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Augusta that would reasonably be expected to adversely affect the ability of Augusta to record, process, summarize and report financial information, and (B) there is and has been since December 31, 2013, no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Augusta. Since December 31, 2013, neither Augusta nor any of its subsidiaries, nor any of its or their Representatives, has received any (x) complaint, allegation, assertion or claim in writing from any source regarding accounting, internal accounting controls or auditing matters or (y) expression of concern from employees of Augusta or any of its subsidiaries regarding questionable accounting or auditing matters.

4.14	Whistleblower Reporting

No attorney representing Augusta or any of its subsidiaries, whether or not employed by Augusta or any of its subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by Augusta or any of its subsidiaries or their respective officers, directors, employees, agents or independent contractors to Augusta’s management, audit committee (or other committee designated for the purpose) of the Augusta Board of Directors or the Augusta Board of Directors.

4.15	Absence of Certain Changes

Since December 31, 2013, except as disclosed in the Augusta Public Disclosure Record or Section 4.15 of the Augusta Disclosure Letter or as contemplated by this Agreement:

(a)	Augusta and each of its subsidiaries have conducted their business only in the ordinary course of business;

(b)
there has not occurred any fact, development, circumstance, change, matter, action, condition, event or occurrence (including with respect to Permit applications or correspondence related thereto) that required the filing of a material change report under applicable Securities Laws;

(c)
there has not been any material damage, destruction or other casualty loss with respect to any material asset owned, leased or otherwise used by Augusta or any of its subsidiaries, whether or not covered by insurance;

(d)	there has not been any acquisition or disposition by Augusta or any of its subsidiaries of any material property or assets;

(e)
other than in the ordinary course of business, there has not been any incurrence, assumption or guarantee by Augusta or its subsidiaries of any debt for borrowed money, any creation or assumption by Augusta or its subsidiaries of any Lien on any material assets or any making by Augusta or its subsidiaries of any loan, advance or capital contribution to or investment in any other person other than a wholly-owned subsidiary of Augusta;

(f)	there has been no dividend or distribution of any kind declared, paid or made by Augusta on the Augusta Shares; and

(g)
other than in the ordinary course of business, there has not been any material increase in or material modification of the compensation payable to or to become payable by Augusta or any of its subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (excluding the granting of Options, RSUs or Restricted Shares) made to, for or with any of such directors, officers, employees or consultants.

4.16	No Undisclosed Liabilities

Except as disclosed in the Financial Statements or as set forth in Section 4.16 of the Augusta Disclosure Letter, Augusta and its subsidiaries have no material liabilities, indebtedness or obligations of any nature that would be required to be disclosed on a consolidated balance sheet of Augusta (or the notes thereon) prepared in accordance with GAAP (whether accrued, absolute, contingent or otherwise) other than liabilities, indebtedness or obligations incurred by Augusta and its subsidiaries in the ordinary course of business not in excess of $5,000,000 individually or in the aggregate since December 31, 2013. Section 4.16 of the Augusta Disclosure Letter sets out a list of all indebtedness outstanding among Augusta and any of its subsidiaries.

4.17	Litigation

Other than as set forth in Section 4.17 of the Augusta Disclosure Letter, there are no Legal Actions pending or, to the knowledge of Augusta, threatened against, and to the knowledge of Augusta, no facts or circumstances exist that could reasonably be expected to form the basis of a Legal Action against, Augusta or any of its subsidiaries or against any of their respective property or assets, at law or in equity, in each case, which would, individually or in the aggregate, reasonably be expected to be material to Augusta.

4.18	Taxes

Except as disclosed in Section 4.18 of the Augusta Disclosure Letter (i) Augusta and each of its subsidiaries has, (A) duly and timely filed, or caused to be filed, all Tax Returns required to be filed by it prior to the date hereof, and all such Tax Returns are true and correct in all material respects and have not been materially amended; (B) paid on a timely basis all material amount of Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes which are being or have been contested in good faith and for which adequate reserves have been provided in the Financial Statements; and (C) duly and timely collected and withheld, or caused to be collected and withheld, all material amount of Taxes required or permitted by Law to be collected and withheld by it (including Taxes and other amounts required or permitted to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non- resident person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes required by Law to be remitted by it; (ii) the unpaid Taxes of Augusta and its subsidiaries did not, as of the date of Financial Statements, exceed the reserves and provisions for Taxes accrued but not yet due as reflected in Financial Statements, and Taxes payable by Augusta and its subsidiaries as of the Effective Time will not exceed such reserves and provisions for Taxes as adjusted through the Effective Time in accordance with the past custom and practice of Augusta and its subsidiaries; (iii) (A) there are no audits or investigations in progress, pending or threatened by any Governmental Authority with respect to a material amount of Taxes against Augusta, any of its subsidiaries or any of the assets of Augusta or any of its subsidiaries; and (B) no deficiencies, litigation, proposed adjustments or matters in controversy with respect to material amounts of Taxes exist or have been asserted or have been raised by any Governmental Authority which remain unresolved at the date hereof, and no action or proceeding for assessment or collection of material amounts of Taxes has been taken, asserted, or to the knowledge of Augusta, threatened, against Augusta or any of its subsidiaries or any of their respective assets, except, in each case, as are being contested in good faith and for which adequate reserves have been provided in the Financial Statements; (iv) there are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Tax Return or any payment of any Taxes by, Augusta or any of its subsidiaries; (v) there are no Liens for Taxes upon any of the assets of Augusta and its subsidiaries; (vi) Augusta and its subsidiaries are substantially in compliance with the Laws of Canada and the United States, and any province, state, municipality or other subdivision thereof, including any documentation and recordkeeping requirements thereunder, applicable to the allocation of income and deductions and transactions among related taxpayers; (vii) neither Augusta nor any of its subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among Augusta and its subsidiaries); (viii) no amount in respect of any outlay or expense that is deductible for the purposes of computing the income of Augusta or any of its subsidiaries for Tax purposes has been owing by Augusta or any of its subsidiaries, as the case may be, for longer than two (2) years to a person not dealing at arm’s length (for the purposes of the Tax Act) with Augusta or any such subsidiary at the time the outlay or expense was incurred; (ix) there are no circumstances which exist and would result in, or which have existed and resulted in, sections 80 to 80.04 of the Tax Act applying to Augusta or any of its subsidiaries; (x) neither Augusta nor any of its subsidiaries have either directly or indirectly transferred property to or supplied services to or acquired property or services from a person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services; and (xi) neither Augusta nor any of its subsidiaries has claimed any reserve or deduction or made any election under the Tax Act, or under any equivalent provisions of the Tax legislation of any province or other jurisdiction, that could require an amount to be included in income of Augusta or any of its subsidiaries for any period ending after the Effective Time.

4.19	Flow Through Obligations

Augusta has not issued any “Flow through” shares since June 30, 2007.

4.20	Intellectual Property

Augusta and its subsidiaries have good and valid title to, and interest in, or a valid and enforceable license to use, all Intellectual Property that is, individually or in the aggregate, material to the operation of Augusta’s business as currently conducted.  There is no action, suit, or proceeding or claim pending or, to the knowledge of Augusta, threatened in writing by any person challenging Augusta’s or any of its subsidiaries’ rights in or to any Intellectual Property which is used in the conduct of the business of Augusta or any of its subsidiaries as it is currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to Augusta.  Augusta and its subsidiaries have the valid right to possess and operate all computer hardware and software applications currently material to the operation of their business.

4.21	Personal Property

Except as disclosed in Section 4.21 of the Augusta Disclosure Letter, Augusta and its subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all personal property that is, individually or in the aggregate, material to the operation of Augusta’s business as currently conducted, free and clear of any Liens.

4.22	Contracts

All Material Contracts are in full force and effect and are the valid and binding obligations of Augusta or one of its subsidiaries and, to the knowledge of Augusta, the valid and binding obligation of each other party thereto subject to the qualification that enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.  None of Augusta, its subsidiaries or, to the knowledge of Augusta, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any Material Contract, none of Augusta or any of its subsidiaries has received or given any notice of a material default under any such Material Contract which remains uncured, and none of Augusta or any of its subsidiaries has waived any rights under any such Material Contract. Except as disclosed in Section 4.22 of the Augusta Disclosure Letter, there exists no state of facts (including completion of the Contemplated Transactions) which after notice or lapse of time or both would constitute a default or breach of a Material Contract or entitle any party to terminate, accelerate, modify or call a default under, or trigger any pre-emptive rights or rights of first refusal under any Material Contract, except such pre-emptive rights or rights of first refusal which, if triggered, would not individually or in the aggregate, reasonably be expected to be material to Augusta.

4.23	Leased Property

Each property with annual lease payments in excess of US$100,000, currently leased or subleased by Augusta or any of its subsidiaries, other than any leases in respect of the Mineral Rights, is listed in Section 4.23 of the Augusta Disclosure Letter, identifying the name of the entity holding such leasehold interest and the documents under which such leasehold interest are held.  Neither Augusta nor any of its subsidiaries is in violation of any material covenants, or not in compliance with any material condition or restrictions under such leasehold documents.

4.24	Interest in Mineral Rights

(a)
Except as disclosed in Section 4.24 of the Augusta Disclosure Letter, none of Augusta nor its subsidiaries owns any real property with a value in excess of US$500,000, other than Augusta Mineral Rights.

(b)
All of the mineral interests, rights and ancillary rights (including any fee land, patented and unpatented mining claims and mill sites, deeds, concessions, exploration licences, exploitation licences, prospecting permits, mining leases, mining rights, easements and leases) (collectively, the “Mineral Rights”) held by Augusta and its subsidiaries (the “Augusta Mineral Rights”) are set out in all material respects, in Augusta’s NI 43-101 technical report entitled “NI 43-101 Technical Report Updated Feasibility Study, Pima County, Arizona, USA” dated August 28, 2012.

(c)	Except as disclosed in Section 4.24 of the Augusta Disclosure Letter:

(i)	Augusta or a subsidiary of Augusta is the sole legal and beneficial owner of all right, title and interest in and to Augusta Mineral Rights, free and clear of any Liens;

(ii)	all of Augusta Mineral Rights are valid and subsisting and have been properly located and recorded in compliance with applicable Law;

(iii)
Augusta Mineral Rights are in good standing under applicable Law and, to the knowledge of Augusta, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, claim maintenance fees, rentals, fees, expenditures, reclamation bonds and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made;

(iv)
there is no adverse claim, or challenge, in progress, pending or, to the knowledge of Augusta, threatened against, or to, the title to or ownership of any of Augusta Mineral Rights, including any aboriginal and/or tribal title claims;

(v)	Augusta or a subsidiary of Augusta has the exclusive right to deal with all of Augusta Mineral Rights;

(vi)	no person other than Augusta and its subsidiaries has any interest in any of Augusta Mineral Rights or the production or profits therefrom;

(vii)
no person has any back-in rights, earn-in rights, rights of first refusal or similar provisions or rights or options that would affect Augusta’s, or a subsidiary of Augusta’s, interest in any of Augusta Mineral Rights;

(viii)
each of Augusta and its subsidiaries has (A) taken all necessary actions to preserve all back-in rights, earn-in rights, rights of first refusal or similar provisions or rights or options in its favour and to ensure that such rights, provisions and options remain in full force and effect and (B) not taken any action or failed to take any action, where the taking of such action or failure to act, as the case may be, could reasonably be expected to adversely affect any such rights, provisions or options;

(ix)
there are no material restrictions on the ability of Augusta and its subsidiaries to use, transfer or exploit any of Augusta Mineral Rights, except pursuant to the applicable Law or the terms of Augusta Mineral Rights;

(x)
neither Augusta nor any of its subsidiaries has received any notice, whether written or oral, from any Governmental Authority of any revocation or intention to revoke any interest of Augusta or a subsidiary of Augusta in any of Augusta Mineral Rights;

(xi)
no further material Mineral Rights are required by Augusta or any of its subsidiaries to permit Augusta or any of its subsidiaries to conduct the exploration and development programs as currently contemplated in respect of any of Augusta Mineral Rights;

(xii)
Augusta and its subsidiaries have all surface and possessory rights, including fee simple estates, leases, patented and unpatented mining claims and mill sites, easements, rights of way and permits or licences from landowners or Governmental Authorities permitting the use of land by Augusta and its subsidiaries, and mineral interests that are required to exploit in all material respects the development potential of Augusta Mineral Rights as contemplated in Augusta Public Disclosure Record filed (and available on SEDAR) on or before the date hereof and no third party or group holds any such surface rights or Mineral Rights that would be required by Augusta to so develop any of Augusta Mineral Rights; and

(xiii)	none of Augusta or any of its subsidiaries has abandoned any Mineral Rights or mines.

4.25	Mineral Resources

The estimates of mineral resources and mineral reserves for various mineral properties in which Augusta or its subsidiaries hold an interest, as set forth in Augusta Public Disclosure Record, were prepared in all material respects in accordance with the Standards and Guidelines established by the Canadian Institute of Mining, Metallurgy and Petroleum, and in accordance with all applicable Laws, including the requirements of NI 43-101. There has been no material change in the disclosure contained in the Technical Reports filed by or on behalf of Augusta on SEDAR since the date such Technical Reports were so filed, including no reduction in the amount of estimated mineral resources and reserves of Augusta and its subsidiaries, either in aggregate or by individual reserve or resource category, from the amounts set forth in Augusta Public Disclosure Record.

4.26	No Expropriation

No property or asset of Augusta or its subsidiaries (including any Augusta Mineral Rights) has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Augusta, is there any intent or proposal to give any such notice or to commence any such proceeding.

4.27	Permits

Except as disclosed in Section 4.27 of the Augusta Disclosure Letter, Augusta and each of its subsidiaries has obtained and is in compliance with, all Permits required by applicable Laws to conduct its current businesses as they are now being conducted.

4.28	Employment Matters

(a)	Except as disclosed in Section 4.28 of the Augusta Disclosure Letter, neither Augusta nor any of its subsidiaries:

(i)
is a party to any written or oral agreement, arrangement, plan, obligation or understanding providing for severance or termination payments to, or any employment or change of control agreement with, any employees or consultants of Augusta;

(ii)
is a party to any collective bargaining agreement or subject to any application for certification or threatened or apparent union-organizing campaigns for Augusta Employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at Augusta or any of its subsidiaries.

(b)	Section 4.28 of the Augusta Disclosure Letter sets out a true and complete list of all Officer Obligations in connection with a Change of Control.

(c)
Augusta and its subsidiaries have been and are now in compliance, in all material respects, with all applicable Laws with respect to employment and labour and there are no current, pending or, to the knowledge of Augusta, threatened proceedings before any Governmental Authority with respect to employment or termination of employment of employees or independent contractors, except for such proceedings as would not, individually or in the aggregate, reasonably be expected to be material to Augusta.

(d)
There are no defined benefit pension plans (including any multi-employer pension plans and any plans covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA) that are maintained by or binding upon Augusta or any of its subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 4.28 any predecessors to Augusta or any of its subsidiaries and all employers (whether or not incorporated) that would be treated together with Augusta and/or any such subsidiary as a single employer within the meaning of Section 414 of the Code) or in respect of which Augusta or any of its subsidiaries has any actual or potential liability or to which Augusta or any of its subsidiaries contributes or is or was at any time required to contribute.

(e)
The health, dental, welfare, supplemental unemployment benefit, bonus, incentive, termination, severance, change of control, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension, supplemental pension or retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of Augusta or any of its subsidiaries, Augusta Employees (including individuals working on contract with Augusta or any of its subsidiaries or other individuals providing services to Augusta or any of its subsidiaries of a kind normally provided by employees) or former Augusta Employees, which are maintained by or binding upon Augusta or any of its subsidiaries or in respect of which Augusta or any of its subsidiaries has any actual or potential liability or to which Augusta or any of its subsidiaries contributes or is required to contribute (including the Augusta Stock Option Plan and the Augusta RSU/RS Plan and any employee benefit plans subject to ERISA) are referred to collectively as the “Augusta Plans”.  All obligations of Augusta or any of its subsidiaries regarding the Augusta Plans have been satisfied in all material respects.

(f)
All of the Augusta Plans are and have been established, registered (where required), qualified and, in all material respects, administered in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between Augusta and/or any of its subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Augusta Plans.  Each Augusta Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favourable determination letter from the IRS covering all tax law changes, or a determination letter is not required because the plan is a plan for which the prototype sponsor has obtained an appropriate master determination or opinion letter from the IRS, and to the knowledge of Augusta there are no circumstances that could reasonably be expected to result in the loss of the qualification of such Augusta Plan under Section 401(a) of the Code.

(g)	Except for health care continuation benefits described in Section 4980B of the Code, no Augusta Plan provides any non-pension post retirement or post-employment benefits.

(h)
To the knowledge of Augusta, no Augusta Plan is subject to any pending or threatened investigation, examination, audit, litigation or other proceeding, action or claim initiated by any Governmental Authority, or by any other party (other than routine claims for benefits), except for such investigations, examinations, audits, litigation or other proceedings, actions or claims which would not, individually or in the aggregate, reasonably be expected to be material to Augusta.

(i)
Except as disclosed in Section 4.28 of the Augusta Disclosure Letter no person will, as a result of Augusta completing the Contemplated Transactions (either alone or upon the occurrence of any subsequent termination of employment), become entitled to (i) any retirement, severance, bonus or other similar payment or benefit (or any increase therein); (ii) the acceleration of the vesting, the time to exercise or the time of payment of any outstanding stock option or employee benefits; (iii) the forgiveness or postponement of payment of any Indebtedness owing by such person to Augusta or any of its subsidiaries, (iv) receive any additional payments, compensation or benefits, or funding of any compensation or benefits, under or in respect of any employee benefits (including a cash surrender or similar payment in respect of outstanding stock options); or (v) any “parachute payment” (as such term is defined in Section 280G of the Code).

(j)
No current or former officer, director or employee of Augusta or any of its subsidiaries has or will obtain a right to receive a gross up payment from Augusta or any of its subsidiaries with respect to any Taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

4.29	Insurance

Augusta is in compliance in all material respects with all requirements with respect to all policies or binders of insurance maintained by Augusta or its subsidiaries.  Augusta and each of its subsidiaries is covered by valid and currently effective insurance policies issued in favour of Augusta or any of its subsidiaries that Augusta has determined to be commercially reasonable, taking into account the size, nature and stage of development by Augusta and the industries in which Augusta and its subsidiaries operate.  With respect to each insurance policy issued in favour of Augusta or any of its subsidiaries, or pursuant to which Augusta or any of its subsidiaries is a named insured or otherwise a beneficiary under an insurance policy (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) to the knowledge of Augusta, no insurer on any such policy has been declared insolvent or placed in receivership, debt restructuring proceedings or liquidation, and no notice of cancellation or termination has been received by Augusta or any of its subsidiaries with respect to any such policy, (iii) no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy, (iv) there is no material claim by Augusta or any of its subsidiaries pending under any such policy that has been denied or disputed by the insurer, (v) all material claims under such policies have been filed in a timely fashion and (vi) Augusta has not received written notice of any threatened termination of, or material premium increase with respect to, any such policy.  Except as disclosed in Section 4.29 of the Augusta Disclosure Letter, none of Augusta nor its subsidiaries has entered into any Contract providing indemnification rights in favour of any present or former officers, directors or employees of Augusta or any of its subsidiaries.

4.30	Related Party Transactions

Except as disclosed in the Augusta Public Disclosure Record, neither Augusta nor any of its subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, Augusta or any of its subsidiaries or any of their respective affiliates or associates (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). Except as disclosed in Augusta Public Disclosure Record filed (and available on SEDAR), on or before the date hereof, no director, officer, employee or agent of Augusta or any of its subsidiaries or any of their respective affiliates or associates is a party to any loan, contract, arrangement or understanding or other transactions with Augusta or any of its subsidiaries required to be disclosed pursuant to Securities Laws.

4.31	Environment

(a)	Each of Augusta and its subsidiaries is in compliance, in all material respects, with all, and has not violated, in any material respect, any, Environmental Laws;

(b)
None of Augusta, its subsidiaries or, to Augusta’s knowledge, any other person has Released, any Hazardous Substances (in each case except in compliance with applicable Environmental Laws) on, at, in, under or from any of the immovable properties, real properties (including the workplace environment) or any lands subject to Augusta Mineral Rights currently or, to Augusta’s knowledge, previously owned, leased or operated by Augusta or any of its subsidiaries. To the knowledge of Augusta, there are no Hazardous Substances or other conditions that could reasonably be expected to result in liability of or adversely affect Augusta or any of its subsidiaries under or related to any Environmental Law on, at, in, under or from any of the immovable properties, real properties (including the workplace environment) or any lands subject to Augusta Mineral Rights currently or, to Augusta’s knowledge, previously owned, leased or operated by Augusta or any of its subsidiaries;

(c)
There are no pending material claims or, to the knowledge of Augusta, threatened material claims, against Augusta or any of its subsidiaries arising out of any Environmental Laws or in respect of which any civil responsibility for acts or omissions with respect to the Environment;

(d)
No Lien in favour of a Governmental Authority arising under Environmental Laws is pending or, to the knowledge of Augusta, threatened, affecting, in any material respect, Augusta or any of its subsidiaries or any Augusta Mineral Rights;

(e)
Except as disclosed in Section 4.31 of the Augusta Disclosure Letter, Augusta and its subsidiaries are in possession of, and in compliance with, all material environmental Permits that are required to own, lease and operate Augusta Mineral Rights and to conduct its business as it is now being conducted.

4.32	Restrictive Covenants

Except as disclosed in Section 4.32 of the Augusta Disclosure Letter, there is no arbitral award, judgment, injunction, order or decree binding upon Augusta or its subsidiaries that has the effect of materially restricting, prohibiting, or materially impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted.

4.33	Brokers

Except for the Financial Advisors and as disclosed in Section 4.33 of the Augusta Disclosure Letter, no agent, broker, finder, investment banker or other person is entitled to any brokerage, finder’s or other fee or commission from, or to the reimbursement of any of its expenses by, Augusta or any of its subsidiaries in connection with this Agreement or the Contemplated Transactions.  Augusta has provided to the Offeror a correct and complete copy of all agreements relating to the arrangements between it and the Financial Advisors that are in effect at the date hereof and agrees not to amend the terms of the agreement between it and the Financial Advisors relating to the payment of fees and expenses without the prior written approval of the Offeror, which consent may be withheld in the sole discretion of the Offeror.

4.34	Certain U.S. Securities Laws Matters

(a)	No class of securities of Augusta is or is required to be registered pursuant to Section 12 of the U.S. Exchange Act other than the Augusta Shares;

(b)	Augusta is a “foreign private issuer” as that term is defined in Rule 405 promulgated under the U.S. Securities Act; and

(c)	Augusta is not an “investment company” under the United States Investment Company Act of 1940, as amended.

4.35	Survival of Representations and Warranties

No investigation by or on behalf of, the Offeror or its affiliates or its or their Representatives, will mitigate, diminish or affect the representations or warranties made by Augusta in this Agreement or any certificate delivered by Augusta pursuant to this Agreement.  The representations and warranties of Augusta contained in this Agreement shall not survive the Effective Time and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
CONDUCT OF BUSINESS

5.1	Conduct of Business by Augusta

Augusta covenants and agrees that, during the period from the date of this Agreement until such time as designees of the Offeror representing at least a majority of the directors on the Augusta Board of Directors shall have been appointed to the Augusta Board of Directors, unless the Offeror shall otherwise expressly consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), and except as otherwise (i) expressly permitted or specifically contemplated by this Agreement or the Augusta Disclosure Letter, or (ii) required by Law:

(a)
the business of Augusta shall be conducted only, and Augusta shall not take any action except, in the ordinary course of business and Augusta shall, and shall cause its subsidiaries and its and their Representatives, to use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets (including Augusta Mineral Rights), to keep available the services of its directors, officers and employees, to maintain satisfactory relationships with suppliers, distributors, customers, employees and others having key business relationships with them; and shall not make any material change in the business, assets, liabilities, operations, capital or affairs of Augusta or its subsidiaries other than changes in the ordinary course of business;

(b)	without limiting the generality of Section 5.1(a), Augusta shall not, directly or indirectly, do or permit to occur any of the following:

(i)	amend any Augusta Organizational Documents;

(ii)	amend the Augusta Stock Option Plan or the Augusta RSU/RS Plan or the terms of any of its outstanding securities, including any outstanding indebtedness and credit facilities;

(iii)
issue, grant, sell or cause or, permit any Lien to be created on, or agree to issue, grant, sell or cause or permit any Lien to be created on any shares of Augusta or its subsidiaries or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Augusta or any of its subsidiaries, other than (A) the issuance of Augusta Shares issuable pursuant to the terms of the outstanding Augusta Share Options, RSUs, Warrants or Notes, and (B) transactions between two or more of Augusta’s wholly-owned subsidiaries or between Augusta and its wholly-owned subsidiary;

(iv)
redeem, purchase or otherwise acquire or subject to any Lien any of its outstanding securities or securities convertible into or exchangeable or exercisable for any such securities, unless otherwise required by the terms of such securities and other than in transactions between two or more of Augusta’s wholly-owned subsidiaries or between Augusta and its wholly-owned subsidiary;

(v)
issue, grant, sell or pledge or agree or cause to issue, grant, sell or pledge any Augusta Shares or other Convertible Securities other than Augusta Shares issuable upon exercise of the Convertible Securities outstanding at the date of this Agreement;

(vi)	split, consolidate or reclassify any of its Augusta Shares or other Convertible Securities;

(vii)	amend or modify the terms of any of its securities;

(viii)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Augusta or any of its subsidiaries;

(ix)	reorganize, amalgamate or merge Augusta with any other person;

(x)	amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with GAAP;

(xi)
make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax returns or file claims for Tax refunds, enter into (or offer to enter into) any agreement (including any waiver) with any Governmental Authority relating to material Taxes, settle (or offer to settle) any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xii)
pledge, lease, license or cause or permit any material Liens to be created on any Augusta Mineral Rights or assets which, individually or in the aggregate, have a value in excess of $5,000,000 or sell or dispose of any material Augusta Mineral Rights;

(xiii)
acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any property or enter into or extend any option to acquire, or exercise an option to acquire, any property or assets of any other person, if any of the foregoing would individually or in the aggregate, have a value in excess of $5,000,000;

(xiv)
incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances that are, in the aggregate, in excess of $5,000,000;

(xv)	make or commit to make capital expenditures that, are, in the aggregate, in excess of $5,000,000;

(xvi)
pay, discharge or satisfy any claims, liabilities or obligations which, individually or in the aggregate, are in excess of $5,000,000, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business or in connection with the Original Offer, the response of Augusta thereto or this Agreement;

(xvii)
except in the ordinary course of business, waive, release, grant or transfer any rights which, individually or in the aggregate, have a value in excess of $5,000,000 or settle any material Legal Action;

(xviii)
enter into any Contract or series of Contracts, other than in the ordinary course, resulting in a new Contract or series of related new Contracts having a term in excess of 12 months and that would not be terminable by Augusta or its subsidiaries upon notice of 90 days or less from the date of the relevant Contract, or that would impose payment or other financial obligations on Augusta or any of its subsidiaries in excess of $5,000,000 individually or in the aggregate;

(xix)
enter into any Contract that would limit or otherwise restrict Augusta or any of its subsidiaries or any of their successors, or that would, after the Expiry Time, limit or otherwise restrict the Offeror or any of its affiliates or any of their successors, from engaging or competing in any line of business or in any geographic area;

(xx)	enter into any union recognition agreement, collective bargaining agreement, works council agreement or similar agreement with any trade union or representative body;

(xxi)
increase the benefits payable or to become payable to Augusta’s directors or officers (whether from Augusta or any of its subsidiaries), enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any director or officer of Augusta other than pursuant to agreements already entered into which agreements are disclosed in Augusta Public Disclosure Record;

(xxii)
in the case of employees who are not directors or officers of Augusta, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof; or

(xxiii)	authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(c)	Augusta shall and shall cause each of its subsidiaries to use commercially reasonable efforts to maintain and preserve all of its material rights under each of Augusta Mineral Rights;

(d)
Augusta shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies of Augusta not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage similar to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)
Augusta shall (i) duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects; (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any Taxes contested in good faith pursuant to applicable Laws; (iii) not make or rescind any material express or deemed election relating to Taxes; (iv) not make a request for a Tax ruling or enter into a closing agreement with any taxing authorities; (v) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and (vi) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year for which it last filed its Tax Return under the Tax Act, except as may be required by applicable Laws;

(f)	Augusta shall duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable corporate Laws or Securities Laws;

(g)
Augusta shall use its commercially reasonable efforts, in consultation with the Offeror, to duly and timely file all material forms, reports, schedules, statements and other documents and take all other steps within its power and control that are required by applicable Law to maintain valid, satisfactory title and good standing in respect of all mineral claims and mining leases held by Augusta;

(h)
Augusta shall promptly notify the Offeror orally and in writing of (i) any material change (within the meaning of the Securities Act), on a consolidated basis, in the operation of its business or in the operation of its properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (ii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations or warranties of Augusta contained herein to be untrue or inaccurate in any material respect; or (y) result in the failure in any material respect of Augusta to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;

(i)
Augusta shall not create any new Officer Obligations and Augusta shall not grant to any officer, director or employee an increase in compensation in any form, make any loan to any officer, director or employee, or take any action with respect to the grant of any severance or termination pay arising from the Offer or a change of control of Augusta or enter into any employment agreement with, any officer, director or employee (other than in the ordinary course), or enter into any other agreement with respect to any increase of benefits payable under its current severance or termination pay or any other policies, other than as contemplated in Section 2.6; and

(j)
Augusta shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees except: (i) with respect to its obligations under existing provisions of any of the Employee Plans; (ii) as contemplated in Section 2.6.

5.2	Conduct of Business by the Offeror

The Offeror covenants and agrees that, during the period from the date of this Agreement until such time as the Offeror owns Augusta Shares representing a majority of the issued and outstanding Augusta Shares plus one Augusta Share, unless Augusta shall otherwise expressly consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), and except as otherwise (i) expressly permitted or specifically contemplated by this Agreement or the Offeror Disclosure Letter, or (ii) required by Law: the business of the Offeror shall be conducted only, and the Offeror shall not take any action except, in the ordinary course of business and the Offeror shall, and shall cause its subsidiaries and its and their Representatives, to use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets, to keep available the services of its directors and officers, to maintain satisfactory relationships with suppliers, distributors, customers, employees and others having key business relationships with them; and shall not make any material change in the business, assets, liabilities, operations, capital or affairs of the Offeror or its subsidiaries other than changes in the ordinary course of business.

ARTICLE 6
COVENANTS OF AUGUSTA

6.1	Non-Solicitation

(a)
Augusta shall, and shall direct and cause its subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement discussion or negotiation with any person (other than the Offeror or its Representatives) with respect to any potential Acquisition Proposal, whether or not initiated by Augusta, and in connection therewith, Augusta will discontinue access to any data rooms (virtual or otherwise). Augusta shall not amend, modify or waive any confidentiality agreement, standstill agreement or standstill provisions contained in any agreements entered into by Augusta with other parties relating to a potential Acquisition Proposal. Within 48 hours following the execution of this Agreement, Augusta shall request the return or destruction of all information provided to any third parties in connection with any potential Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests, and any other covenants (including standstill provision) are honoured in accordance with the terms of confidentiality agreements, where applicable. Augusta has provided the Offeror with a copy of the form of each confidentiality agreement executed by any person seeking access to Augusta’s data room following February 10, 2014.

(b)
Except as otherwise provided in this Article 6, Augusta shall not, and shall not authorize or permit any of its subsidiaries or its or their Representatives to, take any action of any kind that would reasonably be expected to, directly or indirectly, interfere with the successful and timely completion of the Contemplated Transactions, including any action to, directly or indirectly through any of its subsidiaries or its or their Representatives:

(i)
solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Augusta or any of its subsidiaries or entering into any Contract) the initiation of any inquiries, offers or proposals regarding an Acquisition Proposal; provided that, for greater certainty, Augusta may advise any person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Augusta Board of Directors has so determined;

(ii)	engage or participate in or otherwise facilitate any discussions or negotiations with, or provide any information to any person regarding, an Acquisition Proposal;

(iii)	withdraw, modify or qualify (or propose to do so), in a manner adverse to the Offeror, the approval or recommendation of the Augusta Board of Directors of the Offer or this Agreement;

(iv)
approve or recommend or remain neutral or propose publicly to approve or recommend or remain neutral with respect to any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) business days following the public announcement of such Acquisition Proposal shall not be considered to be in violation of this Section 6.1(b)(iv)), or

(v)
accept, recommend, approve or enter into any letter of intent, agreement in principle, agreement, understanding or arrangement in respect of an Acquisition Proposal or providing for the payment of any break, termination or other fees or expenses to any person in the event that Augusta completes the transactions contemplated in this Agreement or any other transaction with the Offeror or any of its affiliates agreed to prior to any termination of this Agreement, whether formal or informal.

(c)
Augusta shall, as soon as practicable and in any event within 24 hours following receipt thereof notify the Offeror, at first orally and then as soon as possible thereafter within such 24 hour period in writing, of any inquiry, proposal or offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Augusta or for access to properties, books and records or a list of the Augusta Shareholders or other Augusta Securityholders of which Augusta, its subsidiaries, or its or their Representatives are or become aware, or any amendments to the foregoing. Such notice shall include the material terms and conditions of, and the identity of the person making, any inquiry, proposal or offer (including any amendment thereto), and shall include, in the case of a proposal or offer, copies of any such proposal or offer or any amendment to any of the foregoing. Augusta shall keep the Offeror informed of the status, including any change to the material terms, of any such proposal or offer or any amendment to the foregoing, and will respond promptly to all reasonable inquiries by the Offeror with respect thereto.

(d)
Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date of this Agreement, Augusta receives a request for material non-public information in connection with a potential Acquisition Proposal or  receives a bona fide Acquisition Proposal (that was not solicited, encouraged or facilitated after the date hereof in contravention of Section 6.1(a)), and (i) the Augusta Board of Directors determines in good faith after consultation with its financial advisors and its legal counsel, that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), be a Superior Proposal (disregarding clause (vi) of the definition thereof), and (ii) the failure to provide the person making such Acquisition Proposal with access to such information regarding Augusta would be inconsistent with the fiduciary duties of the Augusta Board of Directors, then, and only then, Augusta may provide such person with access to information regarding Augusta and its subsidiaries, subject to the execution of a confidentiality agreement (if one has not already been entered into) providing for standstill provisions (which shall not be waived or modified without the prior written approval of the Offeror) other than to effect a Superior Proposal with the consent of the Augusta Board of Directors in compliance with this Agreement, provided however that Augusta sends a copy of any such confidentiality agreement to the Offeror promptly upon its execution and the Offeror is provided with a list and, as requested by the Offeror, copies, of the information provided to such person and is, as requested by the Offeror, immediately provided with access to similar information to which such person was provided.

(e)
Augusta shall ensure that its subsidiaries and its and their Representatives are aware of, and agree to be bound by, the provisions of this Section 6.1, and Augusta shall be responsible for any breach of this Section 6.1 by such subsidiaries and Representatives.

6.2	Right to Match

(a)
Subject to Section 6.2(b), Augusta agrees that it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.1(d)) and/or withdraw, modify or qualify its approval or recommendation in respect of the Offer and recommend or approve the Acquisition Proposal, unless:

(i)	the Augusta Board of Directors has determined that the Acquisition Proposal constitutes a Superior Proposal;

(ii)
Augusta has complied with its obligations under all other provisions of this Article 6 and has provided the Offeror with a copy of the Acquisition Proposal (including, if applicable, a copy of any proposed agreement relating to such Acquisition Proposal);

(iii)
a period (the “Response Period”) of five (5) business days shall have elapsed from the later of (A) the date on which the Offeror received written notice from the Augusta Board of Directors that the Augusta Board of Directors determined, subject to compliance with this Section 6.2, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal, and (B) the date the Offeror received a copy of such Acquisition Proposal;

(iv)
after the Response Period, the Augusta Board of Directors has determined in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal continues to constitute a Superior Proposal; and

(v)	Augusta concurrently terminates this Agreement pursuant to Section 8.1(i) and has paid to the Offeror the Termination Payment pursuant to Section 6.3(a)(ii).

(b)
During the Response Period, the Offeror will have the right, but not the obligation, to offer to amend the terms of this Agreement and the Offer. The Augusta Board of Directors will review any proposal by the Offeror to amend the terms of the Offer in order to determine, in good faith in the exercise of its fiduciary duties whether the Offer as it is proposed by the Offeror to be amended would, upon acceptance by Augusta, result in the Acquisition Proposal ceasing to be a Superior Proposal compared to the proposed amended Offer. If the Augusta Board of Directors does so determine, the Augusta Board of Directors will cause Augusta to promptly enter into an amendment to this Agreement reflecting the amended Offer.

(c)
The Augusta Board of Directors shall promptly (and in any event within three business days) reaffirm its recommendation of the Offer by news release after the Augusta Board of Directors determines that the proposed amendment to the Contemplated Transactions and the Offer would result in an Acquisition Proposal that was publicly announced not being a Superior Proposal and the Offeror has so amended the terms of this Agreement.  The Offeror and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such news release and Augusta shall give reasonable consideration to all comments made by the Offeror and its counsel.

(d)
Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Augusta Shareholders shall constitute a new Acquisition Proposal for the purposes of this Section 6.2 and the Offeror shall be afforded a new Response Period in respect of each such Acquisition Proposal.

(e)
Nothing in this Agreement shall prevent the Augusta Board of Directors from responding through a directors’ circular or otherwise as required by applicable Laws or complying with Rule 14d-9 and Rule 14e-2 promulgated under the U.S. Exchange Act, in respect of an Acquisition Proposal that it determines is not a Superior Proposal. The Offeror and its counsel shall be given a reasonable opportunity to review and comment on the content of any directors’ circular prior to its printing and Augusta shall give reasonable consideration to all comments made by the Offeror and its counsel.

6.3	Termination Payment and Expense Reimbursement

(a)
The Offeror shall be entitled to a cash termination payment (the “Termination Payment”) in an amount equal to $20,000,000 upon the occurrence of any of the following events (each a “Termination Payment Event”), which shall be paid by Augusta within the time specified in respect of any such Termination Payment Event:

(i)
the Offeror shall have terminated this Agreement pursuant to Section 8.1(c)(i) (material breach or default by Augusta), Section 8.1(d) (failure to re-affirm), Section 8.1(e) (change in or failure to make recommendation) or Section 8.1(f) (failure to act under the Shareholder Rights Plan), in which case the Termination Payment shall be paid by 4:00 pm (Toronto time) on the day on which this Agreement is terminated;

(ii)
Augusta proposes to terminate this Agreement pursuant to Section 8.1(i) (acceptance of Superior Proposal), in which case Augusta shall pay the Offeror the Termination Payment prior to accepting, recommending or approving the Superior Proposal or entering into of any agreement (other than a confidentiality agreement permitted by this Agreement) relating to, a Superior Proposal; or

(iii)
on or after the date hereof and prior to the Expiry Time an Acquisition Proposal is publicly announced or any person has publicly announced an intention to make an Acquisition Proposal, and such Acquisition Proposal has not expired, been withdrawn or been publicly abandoned, and either:

(A)
an Acquisition Proposal is completed within 12 months following the later of (i) the date this Agreement is terminated and (ii) the Effective Time, in which case the Termination Payment shall be paid to the Offeror concurrently with the completion of such Acquisition Proposal; or

(B)
an agreement in respect of an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 6.1(d)) is entered into by Augusta within 12 months following the later of (i) the date this Agreement is terminated and (ii) the Effective Time, and such Acquisition Proposal is completed at any time after the date of this Agreement, in which case the Termination Payment shall be paid to the Offeror concurrently with the completion of such Acquisition Proposal.

(b)
Unless the Termination Payment is paid, the Offeror shall be entitled to an expense reimbursement payment of $5,500,000 (the “Expense Reimbursement”) if this Agreement is terminated pursuant to Sections 8.1(c)(ii) or  8.1(c)(iii) in which case the Expense Reimbursement shall be paid to the Offeror by 4:00 p.m. (Toronto time) on the day on which this Agreement is terminated.

(c)	Upon written notice to Augusta, the Offeror may assign its right to receive the Termination Payment or Expense Reimbursement to any affiliate (the “Offeror Assignee”).

(d)
The Termination Payment or Expense Reimbursement shall be paid by Augusta to the Offeror or the Offeror Assignee by wire transfer in immediately available funds to an account specified by the Offeror. For greater certainty, the obligations of Augusta under this Section 6.3 shall survive the termination of this Agreement, regardless of the circumstances thereof.

(e)
For greater certainty, Augusta shall not be obligated to make more than one payment of the Termination Payment under this Section 6.3 if one or more of the events specified in Section 6.3(a) occurs. Furthermore, notwithstanding any other provision of this Agreement, if Augusta has made an Expense Reimbursement payment to the Offeror or the Offeror Assignee in accordance with Section 6.3(b) and a Termination Payment subsequently becomes payable, the Termination Payment shall be reduced by the amount of any such Expense Reimbursement that has been paid.

6.4	Liquidated Damages and Injunctive Relief

The Parties acknowledge that the payment of the Termination Fee set out in Section 6.3(a) is the payment of liquidated damages that are a genuine pre-estimate of the damages the Offeror will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and is not a penalty. Augusta irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the right to receive payment of the amount determined pursuant to Section 6.3(a), in the manner provided therein, is, where such amount has been paid in full, the sole monetary remedy of the Offeror in respect of the event giving rise to such payment, other than the right to injunctive relief in accordance with Section 10.3 hereof to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

6.5	Consents

Augusta shall use its commercially reasonable efforts to obtain any consent from or to provide notice to, any person, in each case in form and substance acceptable to the Offeror, where consent is required for that person or that person has a right to receive notice in respect of this Agreement or the transaction contemplated hereunder.

6.6	Cooperation

Subject to the fulfillment by the directors of their fiduciary duties, Augusta shall cooperate with any solicitation or information agent retained by the Offeror, at the Offeror’ s sole expense, and shall take, or refrain from taking, such action as may be reasonably requested by the Offeror, in furtherance of such cooperation.

6.7	Transition Services

Augusta shall use its commercially reasonable efforts to take or cause to be taken all reasonable actions to permit an orderly transition of Augusta’s operations following the Effective Time, which, for greater certainty shall include using commercially reasonable efforts to enter into employee retention arrangements with any employees reasonably identified by the Offeror, on terms satisfactory to the Offeror.

ARTICLE 7
MUTUAL COVENANTS

7.1	Notice Provisions

(a)
Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts of which it is aware which occurrence or failure would, or would be reasonably likely to:

(i)	cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect; or

(ii)
result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder prior to the Expiry Time or the Effective Time, as applicable.

(b)
Each Party will give prompt notice to the other if at any time before the Expiry Time it becomes aware that the Notice of Variation and Extension, the Directors’ Circular, an application for an order, any registration, consent, circular or approval, or any other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in the light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Notice of Variation and Extension , the Directors’ Circular, such application, registration, consent, circular, approval or filing, and the Offeror and Augusta shall co-operate in the preparation of any amendment or supplement to the Notice of Variation and Extension , the Directors’ Circular, application, registration, consent, circular, approval or filing, as required.

7.2	Additional Agreements and Filings

Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Contemplated Transactions and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

(a)
to obtain all necessary or advisable consents, approvals and authorizations as are required or advisable to be obtained under applicable Law, including, without limitation, under the rules of the NYSE and the TSX and, in the case of the Offeror to list the Hudbay Shares issuable pursuant to the Offer and pursuant to the exercise of the Hudbay Warrants on the NYSE and the TSX, and to list the Hudbay Warrants on the TSX;

(b)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Contemplated Transactions;

(c)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Contemplated Transactions;

(d)
to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the Contemplated Transactions;

(e)	to effect all necessary filings and submissions as are required or advisable to obtain Competition Act Approval;

(f)	to settle the agreement providing for the issuance of the Hudbay Warrants in a form satisfactory to each of the Parties, acting reasonably;

(g)	to execute and deliver such documents as the other Party may reasonably require; and

(h)	to fulfil all conditions within its power and satisfy all provisions of this Agreement, the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

7.3	Competition Act

The Parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include: (i) entering into any settlement, undertaking, consent decree, consent agreement, consent order, stipulation or agreement with the Commissioner of Competition in connection with the transactions contemplated hereby; or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the Offeror or Augusta or any of their respective subsidiaries, affiliates, businesses, assets or properties.

7.4	Preparation of Filings

Without limiting Section 7.2(a), each of Augusta and the Offeror shall:

(a)
as soon as practicable after the execution of this Agreement, make, or cause to be made, all such filings and submissions under the rules of the TSX, NYSE, the U.S. Securities Act, the U.S. Exchange Act and as may be required or advisable for the Offeror to complete the Contemplated Transactions;

(b)
subject to compliance at all times with applicable Law and the other provisions of this Agreement, coordinate and cooperate with each other in exchanging information and supplying such assistance as is reasonably requested in connection with the foregoing including providing each Party with all notices and information supplied to or filed with any Governmental Authorities, and all notices and correspondence received therefrom (including notices and information which a Party, acting reasonably, considers highly confidential and sensitive and which may be provided on a confidential and privileged basis only to outside counsel of the other Party, provided however that nothing in this Agreement requires any Party to share with another Party or its external legal counsel any information that relates to the valuation of the proposed transactions contemplated by this Agreement).;

(c)
comply, at the earliest practicable date and after consultation with the other Party, with any request for additional information or documentary material received by it from such Governmental Authorities;

(d)
cooperate with one another in connection with any filings or other submission aimed at resolving any investigation or other inquiry concerning the Contemplated Transactions initiated by such Governmental Authorities, including providing each other, in advance, with copies of any notifications, filings, applications and/or other submissions in draft form and reasonable opportunity to comment thereon;  to the extent that any information or documentation contained in such drafts is competitively sensitive or otherwise highly confidential, such information shall be provided only to outside counsel on a confidential and privileged basis, provided however that nothing in this Agreement requires any Party to share with another Party or its external legal counsel any information that relates to the valuation of the proposed transactions contemplated by this Agreement;

(e)
not participate in any meeting or discussion expected to address substantive matters related to the Contemplated Transactions either in person or by telephone with such Governmental Authorities unless, to the extent permitted, it gives the other Party (or its outside counsel) the opportunity to attend and observe;

(f)
use commercially reasonable efforts to cause any applicable waiting periods to terminate or expire at the earliest possible date and to obtain any necessary approvals of the Contemplated Transactions; provided that commercially reasonable efforts shall not require the Offeror or any of its affiliates to proffer or accept any order providing for the divestiture of any properties, assets, operations or businesses; to accept any other conditions, restrictions, limitations, or agreements affecting the Offeror’s or its affiliates’ full rights of ownership to any Augusta Shares or its assets, or to contest any lawsuits or other legal proceedings, whether judicial or administrative, brought by or against Governmental Authorities, challenging or supporting the Agreement or the consummation of the Contemplated Transactions;

(g)
the Offeror and Augusta will as soon as practicable after the date of this Agreement, prepare and provide submissions to the Commissioner of Competition, including an application for an Advance Ruling Certificate and a request in the alternative for a no-action letter and a waiver from notification under paragraph 113(c) of the Competition Act and promptly furnish any additional information requested under the Competition Act.  In addition, if required by the Offeror, the Offeror and Augusta shall file a pre-merger notification pursuant to the Competition Act; and

(h)	Notwithstanding any other term or provision of this Agreement, the Offeror shall pay any filing fee in respect of the foregoing.

7.5	Consultation and Access to Information

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Augusta shall, and shall cause its subsidiaries and its and their respective Representatives to afford to the Offeror and its subsidiaries and its and their respective Representatives such access as the Offeror may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their respective officers, employees, agents, advisors, properties, offices, assets, books, records and Contracts, and shall furnish the Offeror with such data (including financial and operating data) and information (including permitting information) as the Offeror may reasonably request. Without limiting the foregoing, (i) the Offeror and its Representatives shall, upon reasonable prior notice, have the right to conduct inspections of each of the properties on or in respect of which Augusta or any of its subsidiaries has Augusta Mineral Rights, and (ii) Augusta shall, and shall cause its subsidiaries and its and their Representatives to make available to the Offeror and its subsidiaries, and its and their Representatives, such data (including financial and operating data) and information (including permitting information)  as the Offeror may request in respect of the Legal Actions set forth in Section 4.17 of the Augusta Disclosure Letter and Permits set forth in Section 4.27 of the Augusta Disclosure Letter. Augusta and the Offeror acknowledge and agree that information furnished pursuant to this Section shall be subject to the terms and conditions of the Confidentiality Agreement.

7.6	Public Statements

Except as required by applicable Law or applicable stock exchange requirements, neither the Offeror nor Augusta shall make any public announcement or statement with respect to the Offer or this Agreement without the approval of the other Party, such approval not to be unreasonably withheld or delayed. Moreover, in any event, each Party agrees to give prior notice to the other of any public announcement relating to the Offer or this Agreement and agrees to consult with the other prior to issuing each such public announcement. Each of the Offeror and Augusta agrees that, promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement, which press release shall, in each case, be satisfactory in form and substance to the other Party, acting reasonably.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1	Termination

This Agreement may be terminated prior to the Effective Time or such other time as may be expressly stipulated in any of the subsections below:

(a)	by mutual written consent of the Offeror and Augusta;

(b)
by the Offeror by written notice to Augusta if any condition contained in Section 2.2 has not been satisfied or waived by the Offeror, in its sole discretion, at or before the Latest Mailing Time, except where failure to satisfy such condition is, in whole or in part, a result of a default by the Offeror of its obligations pursuant to this Agreement;

(c)	by the Offeror by written notice to Augusta at any time if:

(i)	Augusta is in default of any covenant or obligation in Section 2.5, Section 6.1, Section 6.2 or Section 7.5;

(ii)
Augusta has breached any other covenant or obligation under this Agreement except for breaches that neither individually nor in the aggregate, result or could reasonably be expected to result, in a Material Adverse Change; or

(iii)	any representation or warranty of Augusta:

(A)	that is qualified by reference to a Material Adverse Change shall be untrue or incorrect in any respect; or

(B)
that is not qualified by reference to a Material Adverse Change shall be untrue or incorrect unless the failure to be true or correct has neither individually nor in the aggregate with other such representations being untrue or incorrect caused or reasonably may be expected to cause, a Material Adverse Change;

provided that in each case, such right of termination shall not be available with respect to any breach or failure that is capable of being cured and such breach or failure has been cured by the earlier of the date which is five (5) business days from the date of written notice of such breach or failure and the business day prior to the Expiry Date;

(d)
by the Offeror by written notice to Augusta if the Augusta Board of Directors fails to publicly recommend the Offer as referred to in Section 2.2(a)(iv) or reaffirm its approval of the Offer within three (3) business days of any written request by the Offeror (or, in the event that the Offer shall be scheduled to expire within such three (3) business day period, prior to the scheduled expiry of the Offer);

(e)
by the Offeror by written notice to Augusta if the Augusta Board of Directors or any committee thereof withdraws, amends or modifies in any manner adverse to the Offeror or the Augusta Board of Directors fails to publicly recommend or reaffirm its approval of the Offer and recommendation that Shareholder tender all of the Augusta Shares under the Offer within three (3) business days of (a) the public announcement of any Acquisition Proposal which the Augusta Board of Directors has determined is not a Superior Proposal or (b) the written request by the Offeror that the Augusta Board of Directors make such a recommendation or reaffirmation;

(f)
by the Offeror by written notice to Augusta if Augusta fails to take any action required under Section 2.5 of this Agreement with respect to the Shareholder Rights Plan to defer the Separation Time (as defined in the Shareholder Rights Plan), waive the application of the Shareholder Rights Plan to the Contemplated Transactions or to allow the timely completion of any of the Contemplated Transactions;

(g)	by Augusta by written notice to the Offeror at any time if any representation or warranty of the Offeror under this Agreement:

(i)	that is qualified by reference to an Offeror Material Adverse Change shall be untrue or incorrect in any respect; or

(ii)
that is not qualified by reference to an Offeror Material Adverse Change shall be untrue or incorrect unless the failure to be true or correct has neither individually nor in the aggregate with other such representations being untrue or incorrect caused or reasonably may be expected to cause, an Offeror Material Adverse Change;

(h)
by Augusta by written notice to the Offeror if: (A) the Offeror has not mailed the Notice of Variation and Extension by the Latest Mailing Time except where such failure is attributable, in whole or in part, to a default by Augusta; or (B) the Offer (or any amendment thereto other than as permitted hereunder or any amendment thereof that has been mutually agreed to by the Parties) does not conform in all material respects with this Agreement or any amendment thereof that has been mutually agreed to by the Parties and such non conformity is not cured within five (5) business days from the date of written notice to that effect from Augusta;

(i)
by Augusta by written notice to the Offeror in order to accept, approve, recommend or enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Section 6.1(d)), subject to compliance with Section 6.2 and Section 6.3;

(j)
by either Party by written notice to the other of them if the Effective Time does not occur on or prior to the Outside Date, provided that the failure of the Effective Time to so occur is not attributable, in whole or in part, to a breach of a representation, warranty or covenant by the Party terminating this Agreement and provided further that Augusta only may terminate the Agreement pursuant to this Section 8.1(j) if the Offeror has not waived the unsatisfied conditions and publicly announced its intention to take up and pay for Augusta Shares that have been deposited pursuant to the Offer;

(k)
by either Party by written notice to the other of them if the Offer terminates, expires or is withdrawn at the Expiry Time without the Offeror taking up and paying for any of the Augusta Shares as a result of the failure of any condition to the Offer to be satisfied or waived, unless the failure of such condition shall be attributable, in whole or in part, to the failure of the Party seeking to terminate this Agreement to perform the obligations required to be performed by it under this Agreement; or

(l)
by either Party by written notice to the other of them if any Law in force in Canada or United States (other than a judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority resulting from action inconsistent with this Agreement) makes the completion of the Offer or the Contemplated Transactions illegal or otherwise prohibited.

8.2	Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the Offeror or Augusta hereunder except as set forth in Article 1, Section 6.3, this Article 8 and Article 9, which provisions shall survive the termination of this Agreement. This Section 8.2 and the payment of the Termination Payment and Expense Reimbursement, shall not relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement (including the Augusta Disclosure Letter and the Offeror Disclosure Letter). Nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

8.3	Amendment

This Agreement may be amended by mutual agreement between the Parties. It may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

8.4	Waiver

Each of the Offeror, on the one hand, and Augusta, on the other hand, may:

(a)	extend the time for the performance of any of the obligations or other acts of the other;

(b)	waive compliance with the other’s agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other’s representations or warranties contained herein or in any document delivered by the other Party;

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 9
GENERAL PROVISIONS

9.1	Officers’ and Directors’ Insurance

(a)
The Offeror agrees that for the period from the Effective Time until six years after the Effective Time, the Offeror will cause Augusta or any successor to Augusta (including the successor resulting from the winding-up or liquidation or dissolution of Augusta) to maintain Augusta’s current directors’ and officers’ insurance policy or an equivalent policy, on a “trailing” or “run-off’ basis, subject in either case to terms and conditions no less advantageous to the directors and officers of Augusta than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Augusta, covering claims made prior to or within six years after the Effective Time; provided, however, that neither Augusta nor the Offeror shall be required, in order to maintain such directors’ and officers’ insurance policy, to pay an annual premium in excess of 200% of the annual cost (the “Current Premia”) of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 200% of the Current Premia, Augusta and the Offeror shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of the Current Premia.  Furthermore, prior to the Effective Time, Augusta may, in the alternative, purchase pre-paid non-cancellable run off directors’ and officers’ liability insurance for a period of up to six years from the Effective Time providing such coverage for such persons on terms comparable to those contained in the current insurance policies and at a cost that does not exceed 200% of the Current Premia and in such event none of the Offeror, Augusta or any of its subsidiaries will have any further obligation under this Section 9.1(a), except that from and after the Effective Time, Augusta or the Offeror, as applicable, agrees not to take any action to terminate such directors’ and officers’ liability insurance.

(b)
From and after the Effective Time, the Offeror shall cause Augusta (or its successor) to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director, officer and employee of Augusta (each, an “Indemnified Person”) against any costs or expenses (including reasonable legal fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any claim, inquiry, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director or officer of Augusta, whether asserted or claimed prior to, at or after the Effective Time, including the approval of this Agreement, the completion of the Offer or any of the other Contemplated Transactions arising out of or related to this Agreement and the transactions contemplated hereby; provided that such Indemnified Person acted honestly and in good faith with a view to the best interests of Augusta and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnified Person had reasonable grounds for believing that his or her conduct was lawful. Neither the Offeror nor Augusta shall settle, compromise or consent to the entry of any judgement in any claim, action, suit, proceeding or investigation or threatened claim, action, suit, proceeding or investigation involving or naming an Indemnified Person or arising out of or related to an Indemnified Person’s service as a director, officer or employee of Augusta or services performed by such persons at the request of Augusta at or prior to or following the Effective Time without the prior written consent of that Indemnified Person (such consent not to be unreasonably withheld) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)
From and after the Effective Time, the Offeror shall cause Augusta (or its successor) to honour and comply with the terms of all Officer Obligations disclosed in Section 4.28 of the Augusta Disclosure Letter.

9.2	Notices

(a)
Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, then the next succeeding business day, in the place of receipt) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a business day, if not, then the next succeeding business day) unless actually received after 5:00 p.m. (local time in the place of receipt) at the point of receipt in which case it shall be deemed to have been given and received on the next business day.

(b)	The address for service for each of the Parties hereto shall be as follows:

(i)	if to Augusta:

Augusta Resource Corporation
#555-999 Canada Place,
Vancouver, BC
V6C 3E1

Attention:    Corporate Secretary
Facsimile:             604.687.1715.

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto ON, M5V 3J7

Attention:            Kevin Thomson and Peter Hong
Facsimile:             416.863.0871
E-Mail:                  kthomson@dwpv.com and phong@dwpv.com

(ii)	if to the Offeror:

HudBay Minerals Inc.
25 York Street, Suite 800
Toronto, ON
M5J 2V5

Attention:            Vice President, Legal and Corporate Secretary
Facsimile:             416.362.9688

with a copy (which shall not constitute notice) to:

Goodmans LLP
Suite 3400, 333 Bay Street
Toronto, ON M5H 2S7

Attention:            Jonathan Lampe and Kari MacKay
Facsimile:             (416) 979-1234
E-Mail:                  jlampe@goodmans.ca and kmackay@goodmans.ca

ARTICLE 10
MISCELLANEOUS

10.1	Agreement Matters

(a)	This Agreement:

(i)
together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof;

(ii)	shall be binding upon and enure to the benefit of the Parties and their respective successors and assigns; and

(iii)	except as expressly provided in Section 10.7 does not give any other person any right or recourse whatsoever.

(b)
The Parties shall be entitled to rely upon delivery of an electronic copy (portable document format (pdf)) of the Agreement, and such electronic copy (pdf) shall be legally effective to create a valid and binding agreement among the Parties.

10.2	Binding Effect and Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior express written consent of the other Party. Notwithstanding the foregoing provisions of this Section 10.2, the Offeror may assign all or any part of its rights or obligations under this Agreement to a wholly-owned affiliate of the Offeror, provided that if such assignment takes place, the Offeror shall continue to be liable to Augusta for any default in performance by the assignee.

10.3	Further Assurances

Each Party shall use all commercially reasonable efforts do all such things and provide all such reasonable assurances as may be required to consummate the Contemplated Transactions, and each Party shall provide such further documents or instruments as reasonably required by any other Party as necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

10.4	Expenses

All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee, cost or expense, whether or not the Offer is consummated.

10.5	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.6	Waiver

Except as otherwise expressly set forth herein, no waiver of any provision of this Agreement shall be binding unless it is in writing.  No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement.  Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement, at any other time.

10.7	Third Party Beneficiaries

The provisions of Sections 9.1 and 10.8 are: (a) intended for the benefit of the persons specified therein, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and Augusta shall hold the rights and benefits of Sections 9.1 and 10.8 in trust for and on behalf of the Third Party Beneficiaries and Augusta hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (b) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

10.8	No Personal Liability

Except pursuant to the Lock-up Agreements of the directors and officers or Augusta, if a director or officer has executed a Lock-up Agreement, no director or officer of either Party shall have any personal liability whatsoever to the other Party under this Agreement or any other document delivered in connection with this Agreement or the Offer by or on behalf of that Party.

10.9	Counterpart Execution

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.  The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature page follows.]

IN WITNESS WHEREOF, Augusta and the Offeror have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HUDBAY MINERALS INC.

Per:	/s/ David S. Bryson
	Name:	David S. Bryson
	Title:	Senior Vice President and CFO

Per:
Name:
Title:

AUGUSTA RESOURCE CORPORATION

Per:	/s/ Gilmour Clausen
	Name:	Gilmour Clausen
	Title:	President and Chief Executive Officer

SCHEDULE A

WARRANT TERM SHEET

Issuer:	HudBay Minerals Inc. (“Hudbay”).
Security:	Warrant to purchase one common share of Hudbay (a “Hudbay Share”).
Exercise Price:	C$15.00 per Hudbay Share (as it may be adjusted as described below under “Anti-Dilution”, the “Exercise Price”).
Expiry:	July 20, 2018 (or such later date to which expiry of the Warrants may be extended as described below under “Extension”, the “Expiry Date”).
Listing:	Hudbay will make an application to list the Warrants on the Toronto Stock Exchange (the “TSX”).
Anti-Dilution:
The Warrants will provide for customary anti-dilution adjustments to protect the economic value of the Warrants as a result of corporate actions at Hudbay (including, for example, upon any share splits or consolidations, reclassifications, non-cash distributions, business combination transactions).

Exercise and Settlement:	Unless Hudbay has issued an In-the-Money Settlement Notice (as defined below):
●
holders of whole Warrants will be entitled to exercise those Warrants effective upon the Expiry Date by delivery of properly completed exercise documentation and payment of the requisite Exercise Price, and

● Hudbay will issue the requisite number of Hudbay Shares to such holders.

Hudbay may, at its option, by written notice (an “In-the-Money Settlement Notice”) (which may be given by way of news release) at least 60 days before the then applicable Expiry Date elect to satisfy its obligations in respect of the Warrants exercised effective upon the Expiry Date by payment of their “in-the-money” value.  If Hudbay has issued an In-the-Money-Notice, Hudbay may, at its option, satisfy its obligations in respect of each Warrant in respect of which the holder has delivered properly completed exercise documentation by delivering to the holder:

● Hudbay Shares,
● cash, or
● a combination of Hudbay Shares and cash

with a value (if Hudbay Shares are delivered in satisfaction of this obligation, their value for this purpose will be equal to the Exercise Reference Price, as defined below) equal to the excess, if any, of (i) the volume weighted average price of one Hudbay Share on the TSX for the 20 consecutive trading days preceding the Expiry Date (the “Exercise Reference Price”) over (ii) the Exercise Price.

Extension
If Hudbay cannot issue sufficient Hudbay Shares to satisfy all of its obligations in respect of the Warrants it may, at its option and on a successive basis, by written notice (which may be given by way of news release) at least 60 days before the then applicable Expiry Date extend the then-applicable Expiry Date to the earlier of (i) January 1, 2021, and (ii) the date one year following the then current Expiry Date.

SCHEDULE B

PARTIES TO THE LOCK-UP AGREEMENTS

Directors and Officers of Augusta:

●	Timothy C. Baker

●	Lenard F. Boggio

●	Gilmour Clausen

●	W. Durand Eppler

●	Christopher M. H. Jennings

●	Robert P. Pirooz

●	Robert P. Wares

●	Richard W. Warke

●	Joseph Longpré

●	Rodney O. Pace

●	James A. Sturgess

●	Katherine A. Arnold

●	Letitia Cornacchia (Wong)

●	Gordon Jang

●	Charles J. Magolske

●	Lance C. Newman

●	Purni Parikh

●	Mark G. Stevens

Augusta Shareholders:

●	Ross J. Beaty

●	Diamond Hill Investment Corp.

●	Front Street Capital

●	Estate of Clark

SCHEDULE C

CONDITIONS OF THE OFFER

Subject to the provisions of this Agreement and applicable Law, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for any Augusta Shares deposited pursuant to the Offer, unless all of the following conditions are satisfied or are waived by the Offeror at or before the Expiry Time:

(a)
the Shareholder Rights Plan (or any other shareholder rights plan or similar plan adopted by Augusta) shall have been terminated, waived, invalidated or cease-traded so as, at the time Augusta Shares are first taken up, to have no effect in respect of, and so that it does not and will not reasonably be expected to adversely affect, the Offer or the Offeror or its affiliates (as applicable) on or after consummation of the Offer or the purchase of Augusta Shares under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(b)
the Warrant Form F-10 shall have become effective under the U.S. Securities Act, no stop order suspending the effectiveness of either the Form F-10 or the Warrant Form F-10 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC, and the Offeror shall have received all necessary state securities law or “blue sky” authorizations;

(c)
all Governmental Authority or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals or exemptions (including pursuant to any competition or antitrust Laws and those of any stock exchange or other securities regulatory authorities) that are necessary to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained or concluded on terms and conditions reasonably satisfactory to the Offeror and all regulatory notice and waiting or suspensory periods in respect of the foregoing shall have expired or been terminated, including Competition Act Approval, pursuant to the HSR Act and the listing on the TSX and NYSE of the Hudbay Shares and the Hudbay Warrants issuable pursuant to the Offer, and the listing on the TSX of the Hudbay Shares issuable on exercise of the Hudbay Warrants;

(d)
(x) no inquiry, act, action, suit, investigation, litigation, objection, opposition or other proceeding (whether formal or informal) shall have been commenced, announced, threatened or taken before or by, and no judgment or order shall have been issued by, any Governmental Authority, and (y) no Law shall exist or have been proposed, enacted, promulgated, amended or applied (including with respect to the interpretation or administration thereof) to make illegal, enjoin, prohibit, materially delay or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Augusta Shares, the right of the Offeror to own or exercise full rights of ownership of the Augusta Shares, or the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(e)
there shall not exist or have occurred after the date of this Agreement (or, if there does exist or shall have occurred prior to the date of this Agreement, there shall not have been disclosed, generally or to the Offeror in writing after the execution and delivery of this Agreement) any change, condition, event or development (or any change, condition, event or development involving a prospective change) which, when considered either individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Change;

(f)
the Offeror shall not have, after the date hereof, become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings made on or before May 23, 2014 and available on SEDAR on such date in relation to all matters covered in earlier filings), in any document filed by or on behalf of Augusta with any securities commission or similar securities regulatory authority in any of the provinces or territories of Canada or elsewhere, including any prospectus, annual information form, financial statement, material change report, management proxy circular, feasibility study or executive summary thereof, press release or any other document so filed by Augusta which constitutes a Material Adverse Change;

(g)
all representations and warranties made by Augusta in this Agreement shall be true and correct at and as of the Effective Time, as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time), except where such inaccuracies in the representations and warranties (without giving effect to, applying or taking into consideration any materiality or Material Adverse Change qualification already contained within such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change or materially and adversely affect the ability of the Offeror to proceed with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would not reasonably be expected to have a Material Adverse Change or an Offeror Material Adverse Change; and

(h)
Augusta shall have not breached any covenant which it must perform under the Support Agreement which breach would give rise to the right of the Offeror to terminate the Support Agreement and there shall not have occurred and be continuing material breaches of any covenant in the Lock-up Agreements by parties thereto (other than the Offeror) holding, in aggregate, in excess of five percent (5%) of the Augusta Shares.

The foregoing conditions are the exclusive benefit of the Offeror and may be waived by it in whole or in part by the Offeror at any time without prejudice to any other rights which the Offeror may have. The foregoing conditions may be asserted by the Offeror regardless of the circumstances giving rise to any such condition (other than a default by the Offeror). The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right that may be asserted at any time and from time to time.